Exhibit 10.1

PURCHASE AND SALE AGREEMENT

between

1808 WEST END OWNER, LLC, a Delaware limited liability company, and

1808 WEST END OPERATING, LLC, a Delaware limited liability company

Seller,

and

CWI NASHVILLE HOTEL, LLC, a Delaware limited liability company

Purchaser.

Property:

The Hutton Hotel

1808 West End Avenue

Nashville, Tennessee

Exhibit	Description

A	Description of the Land
B	Existing Leases
C	Excluded Personal Property
C-1	Personal Property
D	Existing Contracts
E	Existing Violations
F	Seller Deliveries
G	Representation Carveouts
H	Form of Deed
I	Form of Bill of Sale
J	Form of Assignment and Assumption of Bookings and Permits
K	Form of Assignment and Assumption of Leases
L	Form of Assignment and Assumption of Contracts
M	Form of Assignment and Assumption of Intangible Property
N-1	Form of FIRPTA Affidavit (Property Owner)
N-2	Form of FIRPTA Affidavit (Master Tenant)
O	Form of Notice to Tenants
P	Form of Notice to Contract Parties
Q	Intentionally Omitted
R	List of Hotel Employees
S	Form of Assignment and Assumption of LHW Agreement
T	List of Environmental Reports
U	Form of Post Closing Escrow Agreement
V-1	Sample Representation Letter
V-2	Sample Representation Letter
W	Intentionally Omitted
X	Selected Definitions
Y	Interim Beverage Management Agreement

i

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), is made as of this 9th day of May, 2013 (the “Effective Date”), between 1808 WEST END OWNER, LLC, a Delaware limited liability company (“Property Owner”), and 1808 WEST END OPERATING, LLC, a Delaware limited liability company (“Master Tenant”), each having an office at c/o Amerimar Enterprises, Inc., 2 Liberty Place, 50 South 16th Street, Suite 3500, Philadelphia, Pennsylvania 19102 (Property Owner and Master Tenant together, “Seller”); and CWI NASHVILLE HOTEL, LLC, a Delaware limited liability company, having an office at 272 E. Deerpath Road, Suite 320, Lake Forest, Illinois 60045 (“Purchaser”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, Property Owner is the fee owner of the Property (as hereinafter defined); and

WHEREAS, the Property is a project comprised of a Hotel (as hereinafter defined), including 247 hotel rooms, meeting space, ballroom space, parking areas and associated amenities operated within the Improvements (as hereinafter defined); and

WHEREAS, Master Tenant (a) leases the Property from Property Owner pursuant to a Lease Agreement dated June 12, 2007 by and between Property Owner and Master Tenant (the “Master Lease”), (b) is the owner of the Personal Property (as hereinafter defined) and (c) is the operator of the Hotel; and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Property, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.                                    Purchase-Sale.

1.1                            Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, upon the terms and conditions hereinafter set forth, the following (collectively, the “Property”):

(a)                               all that certain plot, piece and parcel of land located at 1808 West End Avenue, being parcel number 092-16-0-434 (Lot 4 depicted on Exhibit A attached hereto and made a part hereof), and 1811 Hayes Street, being parcel number 092-12-0-528 (Lot 3 depicted on Exhibit A), in the City of Nashville, Davidson County, State of Tennessee, together with all easements, rights of way, privileges, appurtenances and other rights, if any, pertaining thereto (the “Land”), specifically excluding Lot 1 and Lot 2 depicted thereon on Exhibit A;

(b)                              all buildings and improvements located on the Land and all of Seller’s right, title and interest in and to any and all fixtures attached thereto including, without limitation, that certain hotel located at 1808 West End Avenue, Nashville, Tennessee (the “Hotel”) and known as “The Hutton Hotel” (collectively, the “Improvements” and together with the “Land”, the “Real Property”);

(c)                               all “Personal Property” located on or used or usable in connection with any party of the Hotel, subject to such depletions, substitutions and replacements as shall occur and be made in the ordinary course of business consistent with Seller’s past custom and practice (the “Ordinary Course of Business”) prior to the Closing Date (as hereinafter defined) including, without limitation, the following:

(i)                                  to the extent any of same are owned by Seller, all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and vehicles;

(ii)                              to the extent any of same are owned by Seller, all equipment, machinery, apparatus, appliances, china, glassware, linens, silverware, kitchen and bar small goods, printing, stationery and uniforms, and other articles of personal property, whether in use or held in reserve or storage for future use, used in connection with the operation of the Improvements and the Hotel, including, without limitation, the items listed on Exhibit C-1 (to be compiled by Seller and attached to this Agreement on or before the date which is seven (7) Business Days after the Effective Date (collectively, the “OS&E”);

(iii)                          subject to the terms of Section 3, the Contracts (as hereinafter defined);

(iv)                          to the extent assignable and subject to the terms hereof, all licenses (excluding the Liquor License (as hereinafter defined) which is governed by Section 16.7), permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of the Improvements (the “Permits”);

(v)                              the leases and occupancy agreements described on Exhibit B attached hereto and made a part hereof (as amended, modified, renewed or extended as of the Effective Date, the “Existing Leases”), and all Approved Lease Amendments and Approved New Leases approved (or deemed approved) by Purchaser pursuant to the provisions of Section 17.1 of this Agreement (the Existing Leases, the Approved Lease Amendments and the Approved New Leases are referred to herein, collectively, as the “Leases”), but specifically excluding the Master Lease which the parties acknowledge will be terminated on the Closing Date;

(vi)                          except as otherwise prorated or adjusted pursuant to Section 6 of this Agreement, all claims and other rights, rebates, refunds and income due after the Closing Date (other than accounts receivable retained by Seller in accordance with the terms of this Agreement);

(vii)                      all inventories (opened and unopened) of food and beverage, alcoholic and non-alcoholic which are stored at the Property as of the Closing Date (collectively, the “Consumables”), as well as all inventories (opened and unopened) of paper goods, guest supplies and other operating supplies (collectively, the “Supplies”);

(viii)                  to the extent assignable and subject to the terms hereof, (A) all copies and tangible embodiments thereof (in whatever form or medium) and including, without limitation, all right, title and interest of Seller, if any, to use the name “The Hutton Hotel” (it being specifically acknowledged that Seller makes no warranty as to whether Seller has ownership of the foregoing name or whether Seller has the right to assign same to Purchaser), (B) all trademarks, service marks, trade dress, logos and trade names used solely in connection with the Improvements, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, all trademarks or business or corporate names confusingly similar thereto in relation to any goods or services, all applications, registrations and renewals in connection therewith and all copyrightable works, copyrights and applications, registrations and renewals in connection therewith, (C) website and email addresses and domain names, telephone numbers and listings relating solely to the Improvements, (D) all of the right, title and interest of Seller, if any, in any and all rights, warranties and guaranties pertaining to the Land, Improvements, Personal Property, Contracts, Permits and Leases, (E) all of the right, title and interest of Seller, if any, in all trade secrets and business information relating to the Improvements (including ideas, research and development, know-how, formulas, compositions, marketing processes and techniques, technical data, designs, drawings, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); provided, however, the items listed in this clause (E) shall apply only to such items as are used by Seller solely in connection with the ownership and operation of the Hotel, (F) all of the right, title and interest of Seller, if any, in all software used solely in connection with the ownership and operation of the Improvements (including data, passwords, source codes and related documentation), (G) all of the right, title and interest of Seller, if any, in all other proprietary rights relating solely to the Improvements, (H) all of the right, title and interest of Seller, if any, in all general intangibles relating solely to the design, development, operation and use of the Improvements, (I) all of the right, title and interest of Seller, if any, in all rights and work product under construction, service, consulting, engineering, architectural and other contracts relating solely to the Improvements, (J) all of the right, title and interest of Seller, if any, in receipts and accounting and business records of the Hotel, (K) all of the right, title and interest of Seller, if any, in keys and lock and safe combinations relating to the Improvements and (L) all of the right, title and interest of Seller, if any, in all promotional materials relating solely to the Hotel (the foregoing to exclude all rights as a member or otherwise relating to the LHW Agreement (as hereinafter defined) which is governed by the terms of Section 3 hereof) (collectively the “Intangible Property”);

(ix)                          all of Seller’s books, records, files, data, operating reports, plans and specifications and other documents to the extent relating to the ownership and operation of the Hotel, including the list of Hotel Employees (hereinafter defined) and records relating to the Bookings; and

(x)                              to the extent assignable and subject to the terms hereof, the hotel ledger, all guest reservations and deposits.

1.2                            Notwithstanding the foregoing, the sale of the Property contemplated by this Agreement shall not include (i) the personal property listed in Exhibit C attached hereto and made a part hereof (the “Excluded Personal Property”), which Excluded Personal Property is expressly excluded from such conveyance and (ii) the Seller Excluded Liabilities, which Seller Excluded Liabilities are expressly excluded from such conveyance and shall be retained by and remain the obligations and liabilities of Seller.

2.                                    Purchase Price.

The purchase price for the Property (the “Purchase Price”) is Seventy Three Million, Six Hundred Thousand Dollars ($73,600,000), payable as follows:

2.1                            Not later than 5:00 p.m. (Eastern Time) on the date three (3) Business Days (as hereinafter defined) after the Effective Date, Purchaser shall deposit, as an earnest money deposit, the sum of One Million, Five Hundred Thousand Dollars ($1,500,000) (the “Initial Deposit”) by wire transfer of immediately available federal funds to the order of First American Title Insurance Company (in such capacity, the “Escrow Agent”).  In the event Purchaser does not terminate this Agreement on or prior to the expiration of the Due Diligence Period (as hereinafter defined) pursuant to Section 35 of this Agreement, Purchaser shall, not later than 5:00 p.m. (Eastern Time) on the date one (1) Business Day after the expiration of the Due Diligence Period, deliver the additional amount of One Million, Five Hundred Thousand Dollars ($1,500,000) (the “Additional Deposit”; and together with the Initial Deposit and all interest accrued on the Initial Deposit and the Additional Deposit, the “Downpayment”), by wire transfer of immediately available federal funds to the order of the Escrow Agent.  Failure of Purchaser to make the Additional Deposit as required hereunder shall be deemed a material default by Purchaser under this Agreement and Seller shall have the right to terminate this Agreement upon written notice to

Purchaser, whereupon (a) this Agreement shall automatically terminate, (b) the Escrow Agent shall immediately release and return the Initial Deposit to Seller, (c) Purchaser shall pay the expenses of escrow and (d) neither party shall have any further obligation to the other party hereunder, except each party shall continue to be obligated under the indemnity and other provisions in this Agreement that expressly survive termination (collectively, the “Surviving Obligations”).  After the expiration of the Due Diligence Period, the Downpayment shall be nonrefundable, subject to any provision of this Agreement which expressly provides for the return of the Downpayment to Purchaser.

2.2                            On the Closing Date, Purchaser shall deposit an amount equal to the Purchase Price less the Downpayment, as adjusted for prorations and apportionments as herein provided, by wire transfer of immediately available federal funds to an account or accounts designated by Seller (such funds, the “Closing Funds”).  In the event that all of the conditions precedent to Purchaser’s obligation to proceed to Closing hereunder have been satisfied or waived in writing by Purchaser and the Closing Funds are not received by Escrow Agent by 2:00 p.m. (Central Time) on the Closing Date, then Purchaser shall be deemed to have defaulted under this Agreement pursuant to Section 10.  Notwithstanding the foregoing, to the extent that Escrow Agent receives Purchaser’s wire of the Closing Funds on the Closing Date, but after the 2:00 p.m. (Central Time) deadline, and Seller fails to receive the same on the Closing Date as a result thereof, Purchaser agrees to be liable for the interest that accrues on Seller’s existing mortgage loan through the Business Day immediately following the Closing Date as a result of such delay.

2.3                            The aggregate Purchase Price shall be allocated between the Real Property and the Personal Property (and among the classes of Personal Property) included within the Property as of the Closing Date, in accordance with the applicable provisions of Section 1060 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).  Purchaser and Seller agree to file federal, state and local tax returns consistent with such allocations agreed upon between the parties.  Purchaser and Seller shall endeavor in good faith to agree upon an allocation of the Purchase Price as soon as possible after the Effective Date.  If Purchaser and Seller cannot agree upon allocation of the Purchase Price despite such good faith efforts, each party shall file federal, state and local returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.

3.                                    Assignment of Contracts.

3.1                            Except as otherwise provided herein, Purchaser acknowledges that Seller has disclosed to it that the Property is subject only to the contracts and agreements described on Exhibit D attached hereto and made a part hereof (as amended, modified, renewed or extended as of the Effective Date, the “Existing Contracts”), and that except as expressly provided in this Agreement or otherwise filed of record against the Land, there are no other contracts or agreements affecting the Property.

3.2                            At Closing, Seller shall assign to Purchaser and Purchaser shall assume all Existing Contracts, together with all Approved Contract Amendments and the Approved New Contracts (as such terms are hereinafter defined) approved (or deemed approved) by Purchaser in accordance with the provisions of Section 17.2 of this Agreement (the Existing Contracts, the Approved Contract Amendments and the Approved New Contracts are referred to herein as the “Contracts”).

3.3                            Except as otherwise provided for herein, if any Contract is not assignable by its terms, Seller shall use commercially reasonable efforts to obtain the consent of the other party to such Contract to the assignment thereof (and, in the event such consent is obtained, such Contract shall be assigned to, and assumed by, Purchaser at the Closing).  If any such consent is not obtained by the Closing Date, then (a) the transaction shall nevertheless proceed to Closing and Seller shall terminate such Contract at Closing at no cost or expense to Purchaser and with no continuing obligations and/or liability to

Purchaser, (b) Seller shall remain solely liable for any and all costs in connection with the termination of any such Contracts (including, without limitation, any break-up fees, termination fees and/or damages as the result thereof).  Purchaser agrees that the failure to obtain any such consent to assignment of a Contract shall not constitute a default by Seller hereunder, constitute a failure of condition precedent in favor of Purchaser or grant Purchaser any right or remedy.  Notwithstanding the foregoing, both Seller and Purchaser acknowledge and agree that (i) the Management Agreement (hereinafter defined) will be terminated pursuant to Section 3.4 hereof; and (ii) the Hotel Membership Agreement dated November 1st, 2012 (the “LHW Agreement”) by and between Seller and Hotel Representative AG (“LHW”), which provides Seller with rights as a member in The Leading Hotels of the World, is not assignable without consent and will be handled pursuant to Section 3.5 hereof.

3.4                            It is specifically agreed and understood that that certain Management Agreement dated April 12, 2007 (as amended, the “Management Agreement”) by and between Seller and Amerimar 1808 West End Management Co., Inc., a Delaware corporation (the “Hotel Manager”), shall be terminated as of the Closing Date and at no cost or expense to Purchaser and with no continuing obligations and/or liability to Purchaser.

3.5                            LHW Member Agreement.  Within three (3) Business Days after the Effective Date, Purchaser shall use its reasonable and good faith efforts to submit a membership application to LHW, together with all required related documents and submittals.  From and after the Effective Date, Purchaser shall work in good faith to cause LHW to commit in writing, in form and substance reasonably acceptable to the parties, to at Closing: (i) consent to the assignment of the LHW Agreement to Purchaser, with no cost, expense or liability to Seller or any of their affiliates, allowing Purchaser to become a member of The Leading Hotels of the World in connection with the operation of the Hotel after the Closing upon terms acceptable to Purchaser (in Purchaser’s sole and absolute discretion) (the “LHW Approval”), and (ii) release each of Seller and its affiliates from any and all obligation therewith (pursuant to a release in form and substance delivered by LHW in the ordinary course of business under substantially similar circumstances) (the “Seller LHW Release”).  If LHW has not granted the LHW Approval by the expiration of the Due Diligence Period, Purchaser shall have an additional fifteen (15) day period (the “LHW Approval Period”) solely to allow Purchaser to obtain the LHW Approval; provided, however, that Purchaser shall be obligated to (a) deposit the Additional Deposit in accordance with Section 2.1, and (b) notify Seller in writing, prior to the expiration of the Due Diligence Period, of its intent to utilize the LHW Approval Period.  Upon receipt of the LHW Approval during the LHW Approval Period, (i) the LHW Approval Period shall automatically expire, and (ii) Purchaser shall have no further right to terminate this Agreement pursuant to this Section 3.5.  If Purchaser has not obtained the LHW Approval on or before the last day of the LHW Approval Period, then Purchaser in its sole and absolute discretion shall, by written notice to Seller delivered no later than the expiration of the LHW Approval Period, elect to either (A) terminate this Agreement, whereupon (1) this Agreement shall automatically terminate, (2) the Escrow Agent shall immediately release and return the Downpayment to Purchaser, (3) Purchaser shall pay all of the expenses of escrow, and (4) neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations; or (B) proceed to the Closing without having obtained the LHW Approval, in which case Seller shall terminate the LHW Agreement at Closing at Purchaser’s sole cost and expense and Purchaser shall indemnify Seller and the Seller Exculpated Parties from and against any damage, cost or liability arising from such termination.  In the event Purchaser fails to deliver the foregoing notice prior to the expiration of the LHW Approval Period, Purchaser will be deemed to have elected to proceed under clause (B) above.  For avoidance of doubt, the LHW Approval Period shall in no way act as an extension of the Closing Date.

4.                                    Closing Date.

4.1                            The closing of the transactions contemplated hereby (the “Closing”), shall be consummated through an escrow administered by the Escrow Agent, and the Purchase Price and all documents shall be deposited with the Escrow Agent as escrowee.  The Closing shall take place on June 28, 2013 (the “Initial Scheduled Closing Date”), or such earlier or later date as may be provided for in this Agreement or otherwise mutually agreed-upon by the parties in writing.  Notwithstanding the foregoing, so long as Purchaser is not in default under this Agreement, Purchaser shall have the right (in its sole discretion) to accelerate the Closing Date to May 29, 2013 (subject to extension pursuant to Section 4.2 hereof) upon prior written notice to Seller not later than May 22, 2013 at 5:00 p.m. (Central Time).

4.2                            Purchaser shall have a one-time right to extend the Initial Scheduled Closing Date for any reason for up to fifteen (15) days (such extended date being the “Purchaser Adjourned Closing Date”) by (i) delivering written notice to Seller on or before the Initial Scheduled Closing Date which notice shall specify the Purchaser Adjourned Closing Date, and (ii) substantially concurrently with the delivery of the foregoing notice, depositing an additional Five Hundred Thousand Dollars ($500,000) by wire transfer of immediately available federal funds to the order of the Escrow Agent, which such amount shall be non-refundable (except as otherwise set forth in this Agreement) and shall become part of the Downpayment.

4.3                            Seller shall have the right to adjourn the Closing one or more times for any reason expressly permitted by this Agreement (including, without limitation, to cure title matters and/or to obtain consents and approvals of third parties as herein specified) to a date specified by Seller (any such date to which Seller so adjourns the Closing, a “Seller Adjourned Closing Date”) by delivering notice of such adjournment to Purchaser on or before the date which is three (3) Business Days prior to the Closing Date; provided, however, that notwithstanding any provision of this Agreement to the contrary, Seller may adjourn the Closing for no more than fifteen (15) Business Days in the aggregate.  As used in this Agreement, the term “Closing Date” shall mean the Initial Scheduled Closing Date, the Purchaser Adjourned Closing Date, or any then-applicable Seller Adjourned Closing Date, as applicable; provided, however, if such date is not a Business Day then the Closing Date shall be the first (1st) Business Day immediately following such date.  It is expressly agreed by Seller and Purchaser that time is of the essence with respect to Purchaser’s and Seller’s obligation to close this transaction on the applicable Closing Date.  For the avoidance of doubt, each of the parties acknowledge that if either party adjourns the Closing Date pursuant to any right of adjournment granted hereunder, then time shall be of the essence with respect to Purchaser’s and Seller’s obligation to close this transaction on such adjourned Closing Date.

5.                                    Violations.

5.1                            Purchaser shall accept title to the Property subject to all violations of law or municipal ordinances, orders or requirements issued by the departments of buildings, fire, labor, health or other Federal, State, County, Municipal or other departments and governmental agencies having jurisdiction against or affecting the Property, and any outstanding work orders, whether outstanding as of the Effective Date or noticed at any time during the Due Diligence Period solely to the extent that Seller has provided Purchaser with written notice of any and all such violations not later than five (5) Business Days prior to the expiration of the Due Diligence Period (each, an “Existing Violation”). Any such violation that is noticed (i.e., issued by the applicable governmental authority) after the date five (5) Business Days prior to the expiration of the Due Diligence Period is referred to herein as a “New Violation”.  The Existing Violations and the New Violations are referred to herein, collectively, as the “Violations”.  Seller shall notify Purchaser in writing of any New Violations promptly after becoming aware of the same.  Purchaser and Seller agree that the following shall apply in respect of any Violation:

(a)                               In respect of Existing Violations, except as otherwise mutually agreed by the Parties in writing, Seller shall have no restoration, repair or other obligation or liability of any kind or nature with respect thereto and if the parties proceed to Closing pursuant to the terms hereof, Purchaser shall be required to take title to the Property without adjustment of the Purchase Price.  Without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained in this Agreement, Seller shall have no obligation to obtain, update or modify any certificate of occupancy for all or any portion of the Property, nor shall it be a condition to Purchaser’s obligation to close title hereunder that Seller obtain, update or modify any such certificate of occupancy.

(b)                              In respect of New Violations:

(i)                                  In the event that either party hereto obtains actual knowledge of the existence of any New Violation, the party obtaining such actual knowledge shall deliver notice to the other party (each such notice, a “Violations Notice”) by the earlier of the Closing Date or five (5) days after such party obtains knowledge of the existence of any New Violation; provided, however, that Purchaser’s failure to deliver a Violations Notice for any New Violation of which Purchaser has actual knowledge within such time period shall be deemed to be (x) Purchaser’s waiver of any rights under this Section 5(b) and (y) Purchaser’s agreement to take title to the Property subject to such New Violation(s) without adjustment of the Purchase Price.

(ii)                              (A) Within five (5) Business Days after Seller’s receipt of a Violations Notice (and if the expiration of such five (5) Business Day period is after the Closing Date, then at the option of Seller the Closing shall be adjourned to the date three (3) Business Days after the expiration of such five (5) Business Day period), or (B) concurrently with Seller’s delivery of a Violations Notice, as applicable, Seller shall deliver notice to Purchaser (“Seller’s Violations Response Notice”) stating either (x) that Seller agrees to either, at Seller’s sole option, cure such New Violation prior to the Closing or credit Purchaser at Closing against the Purchase Price in an amount equal to the cost of curing such New Violation, as reasonably estimated by Seller and Purchaser (it being agreed that if there is a dispute as to the amount of such credit under this clause (x) then the provisions of Section 36 hereof shall apply), or (y) Seller does not elect to cure such New Violation or grant Purchaser such credit against the Purchase Price.  Seller’s failure to deliver Seller’s Violations Response Notice within such five (5) Business Day period shall be deemed to be Seller’s election under clause (y) on the last day of such five (5) Business Day period; provided, however, if Seller is the party with initial knowledge of such New Violation, Seller’s Violation Response Notice shall be included with the Violation Notice delivered by Seller (and Seller will not have an additional five (5) Business Days to make its election under clause (x) or (y) above).  In the event that the estimated cost of curing any such New Violation (when aggregated with all other New Violations which have been the subject of duly delivered Violations Notices) is less than One Hundred Thousand Dollars ($100,000), then Seller shall be required to make its election under clause (x).

(iii)                          In the event that Seller in Seller’s Violations Response Notice makes (or is deemed to have made) the election under clause (x) of Section 5.1(b)(ii) above, then Seller shall, at Seller’s sole option, either cause the applicable New Violation to be cured to Purchaser’s satisfaction (in its sole discretion) prior to the Closing (and shall be entitled to adjourn the Closing pursuant to Section 4.3 above to effectuate such cure) or grant Purchaser a credit against the Purchase Price at Closing in an amount equal to the cost of curing the applicable New Violation, as reasonably estimated by Seller and Purchaser (it being agreed that if there is a dispute as to the amount of such credit under this Section 5.1(b)(iii), then the provisions of Section 36 hereof shall apply).  If Seller agrees to cure a New Violation as aforesaid and thereafter fails to do so within the above time period and such cure can be effected to Purchaser’s satisfaction solely with the payment of money, then Purchaser may elect (in its sole discretion) to either (A) terminate this Agreement and pursue all rights and remedies available herein, or (B) proceed to the Closing whereupon Seller shall grant Purchaser the foregoing credit against the Purchase Price.  In the event that Seller in Seller’s Violations Response Notice makes (or is deemed to have made) the election under clause (y) of Section 5.1(b)(ii) above, then by the earlier of one (1)

Business Day prior to the Closing Date (as it may have been adjourned by Seller pursuant to Section 5.1(b)(ii)) or five (5) days after Purchaser receives Seller’s Violations Response Notice making such election, Purchaser shall deliver notice to Seller (“Purchaser’s Violations Response Notice”) stating either (x) Purchaser elects to accept title to the Property subject to the applicable New Violation without adjustment of the Purchase Price, in which event the Closing hereunder shall occur without any further obligation of Seller under this Section 5, or (y) Purchaser elects to terminate this Agreement, in which event (A) this Agreement shall terminate as of the date of Seller’s receipt of Purchaser’s Violations Response Notice, (B) the Escrow Agent shall return the Downpayment to Purchaser, (C) the parties shall each pay one-half (1/2) of the costs of escrow, and (D) neither party shall have any further obligation under this Agreement other than the Surviving Obligations (as hereinafter defined), which shall survive such termination.  Purchaser’s failure to deliver Purchaser’s Violations Response Notice within the time period provided above shall be deemed to be Purchaser’s election under clause (y) on the last day of such time period.

(iv)                          Without limiting the generality of the foregoing provisions of this Section 5, in the event that Purchaser takes title to the Property without raising any objection to any New Violation in accordance with the provisions of this Section 5, same shall constitute a complete waiver of any right Purchaser may have to object to such New Violation or to make any claim against Seller on account thereof and any such claim is hereby waived by Purchaser.

(c)                               Purchaser shall not, without first obtaining the prior written consent of Seller, request that any governmental authority inspect or otherwise evaluate the condition of the Property in respect of the existence of Violations, provided that the foregoing shall not prohibit Purchaser from (i) making customary inquiries of governmental authorities as to whether Violations have been noticed by any such governmental authorities; (ii) applying for permits and licenses required in connection with Purchaser’s acquisition, ownership, operation and management of the Hotel; and (iii) ordering customary due diligence reports (including, without limitation, PZR zoning reports, municipal violation searches, environmental reports and property condition reports), together with the customary due diligence conducted by the providers of such reports.

(d)                              Purchaser (i) acknowledges that Seller has disclosed to Purchaser and/or Purchaser is otherwise aware of the existence of the matters listed on Exhibit E attached hereto and made a part hereof, and (ii) agrees that same constitute the Existing Violations for purposes of this Section 5.

6.                                    Apportionments.

6.1                            All assets and liabilities of the Hotel, determined in accordance with the Uniform System (provided that all non-Hotel assets and liabilities, if any, shall be determined in accordance with GAAP), shall be prorated (whether or not Seller or the Hotel shall have been invoiced therefor prior to the Cut-Off Time) as of 12:01 a.m. Central Time on the Closing Date (the “Cut-Off Time”).  The following are to be apportioned and prorated as of the Cut-Off Time:

(a)                               Real property taxes, personal property taxes, arena taxes and assessments (including, without limitation, any assessments relating to Permitted Title/Survey Matters (as hereinafter defined), business improvement district assessments or similar charges), water rates and charges, and sewer taxes not otherwise payable directly to the taxing authority by any tenant under a Lease.  Seller and Purchaser each agree to deliver to the other, as appropriate, the required portion of any funds received by Seller or Purchaser, as the case may be, in order to effectuate the foregoing.

(b)                              Fixed, escalation, additional and percentage rent, parking charges and all other charges under the Leases (including, without limitation, electricity and utility surcharges, administrative fees in connection with security deposits held by Seller under the Leases), if, as and when collected in accordance with Section 6.6 hereof (all of the foregoing being collectively referred to as “Rents”).

(c)                               Charges under the Contracts.

(d)                              Annual license, permit and inspection fees for those licenses or permits actually assigned to Purchaser.

(e)                               Deposits, if any, on account with utility companies servicing the Property (and Seller and Purchaser each agrees to cooperate to effectuate the transfer of any such deposits), provided that, at Seller’s option, Seller will obtain a refund of any such utility deposits in effect and Purchaser shall provide its own utility deposits directly to the applicable utility companies.

(f)                                Advance payments, if any, under reservation arrangements for facilities in the Hotel (collectively, “Bookings”).  To the extent such reservation arrangement relates to a period on or after the Closing Date, Purchaser shall receive a credit for such advance payments, and the obligation with respect to such arrangements shall be assumed by Purchaser at Closing. At Closing, to the extent in Seller’s possession, Seller shall provide to Purchaser a complete listing of all Bookings that relate to the period on and after the Closing Date.

(g)                               Operating expenses in accordance with Section 6.12.

(h)                              Accounts receivable from the operation of the Hotel in accordance with Section 6.9.

(i)                                  All Compensation and Other Compensation which amounts Seller shall (or shall cause Manager to) pay directly to the Hotel Employees to the extent due and payable through the date immediately prior to the Closing Date and Purchaser shall not receive a credit for any Compensation or Other Compensation.

(j)                                  Revenues from food, beverage and banquet services, room service, public room revenues, parking and other services rendered to guests of the Hotel shall be prorated as of the Cut-Off Time (as hereinafter defined) if, as and when collected, provided that with respect to food, beverage and banquet services, such revenues shall be prorated as of the end of the employee shift on the night preceding the Closing (and Seller shall pay all wages and benefits of the Hotel Employees working such shift).

(k)                              Pre-paid advertising expenses for the Hotel (but not advertising for a larger group or brand of hotels of which the Hotel may be a party), but only to the extent that such expenses are incurred in the Ordinary Course of Business at levels generally consistent with those incurred prior to the Effective Date.

(l)                                  Pre-paid trade association dues and trade subscription, coin machine income, and paid telephone income.

(m)                          Commissions paid and payable to credit card, travel agent and referral organizations.

(n)                              Vault charges and sales, use and similar taxes not otherwise payable directly to the taxing authority by any tenant under a Lease.

(o)                              Subject to the provisions of Section 6.9 of this Agreement, guest ledger receivables and charges (the “Ledger”) with respect to guests occupying rooms in the Hotel as of the Closing Date; provided, however, that Seller shall receive a credit for one hundred percent (100%) of all such Ledger receivables and charges for all room nights up to and including the room night prior to the room night immediately prior to the Closing Date (less credit card charges and travel agent commissions, if any), and Purchaser shall receive a credit for Ledger receivables and charges for all room nights on and after the Closing Date.  With respect to Ledger receivables and charges for the room night immediately prior to the Closing Date, Purchaser shall receive a credit for fifty percent (50%) of all such Ledger receivables and charges, and Seller shall receive a credit for fifty percent (50%) of all such Ledger receivables and charges (less fifty percent (50%) of credit card charges and travel agent commissions, if any).  Subject to the provisions of Section 6.9 and Section 6.14 of this Agreement, all Ledger receivables and charges shall be transferred to Purchaser at Closing, and Purchaser shall bear the risk of collecting such Ledger receivables and charges from and after Closing.

(p)                              The face value of any gift certificates, free room commitments, trade-out agreements and barter agreements, if any, shall be credited to Purchaser (or, if there is no face value, at a reasonable rate based upon Seller’s past practices), and Purchaser shall indemnify and hold Seller harmless from and against any claims and liabilities under such items for which Purchaser receives a credit.

(q)                              Cash on hand in the Seller’s so called “House Banks”; it being acknowledged that Seller shall receive a credit at Closing for any such amounts transferred to Purchaser on the Closing Date.

(r)                                 All unopened Consumables and unopened Supplies, it being acknowledged that Seller shall receive a credit at Closing equal to the amount of Seller’s actual costs for such unopened Consumables and unopened Supplies not to exceed Fifty Thousand Dollars ($50,000) in the aggregate.  The cost of any such unopened Consumables and/or unopened Supplies will be determined by a physical inventory taken by Purchaser and Seller no earlier than three (3) Business Days prior to the Closing Date and rolled forward through the Closing Date.  Both parties shall have the right to have their respective representatives present for the purpose of taking of any inventories, and such representatives shall be given reasonable access to the books and records of the Property which are relevant to determining the actual cost of such inventories.  At the Closing, all Consumables and Supplies shall be transferred to Purchaser.

(s)                                All other items customarily apportioned in connection with the sale of similar properties similarly located.

6.2

(a)                               If the real property taxes and assessments (including, without limitation, any assessments relating to Permitted Title/Survey Matters, business improvement district assessments or similar charges), water rates and charges, and sewer taxes not otherwise payable directly to the taxing authority by any tenant under a Lease are not finally fixed before the Closing Date, the apportionments thereof made at the Closing shall be based on the real property taxes assessed for the preceding fiscal year or applicable billing period, or on estimated water and sewer charges.  After the real property taxes or water and sewer charges are finally fixed, the Seller and Purchaser shall, within thirty (30) days after the date such taxes or rates and charges are fixed, make a recalculation or the apportionment of the same, and

Seller or Purchaser, as the case may be, shall promptly make an appropriate settlement with the other based upon such recalculation.

(b)                              Purchaser acknowledges and agrees that Seller shall have the right, at its sole cost, to file, prosecute, settle or take any other action it deems necessary with respect to valuations and/or assessments of the Property and appeals of assessments or the resulting taxes which may be due and payable (including administrative or judicial relief) (collectively, “Tax Proceedings”) for the current tax year, or any and all tax years during the Seller’s ownership of the Property.  Purchaser acknowledges that any Tax Proceedings with respect to such years and any and all right to bring such proceeding shall remain the property of Seller and shall not be conveyed by this Agreement and any refunds that are obtained with respect to tax years ending prior to the Closing Date shall be paid to Seller and (i) if any such refunds are paid to Purchaser then Purchaser shall promptly pay over same to Seller, or (ii) if Purchaser receives a credit against future real estate taxes in settlement of a Tax Proceeding pertaining to any tax year ending prior to Closing, Purchaser shall pay over the amount thereof to Seller concurrently with the realization of such credit by Purchaser; provided, however, that if any such refunds or credits create an obligation to reimburse any tenants of the Property for any Rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement shall be paid to Purchaser and Purchaser shall disburse the same to such tenants.

6.3

(a)                               If the Property or any part thereof shall be or shall have been affected by any bond, assessment for public improvement, or special assessment prior to the Closing Date, such bond or special assessment due and relating to the period of time prior to the Closing Date shall be paid by Seller and such bond or special assessment due or relating to the period of time from and after the Closing Date shall be paid by Purchaser.  If any bond or special assessment on the Property is payable in installments, then the installment for the current period shall be prorated (with Purchaser assuming the obligation to pay any installments due from and after the Closing Date) (it being agreed that if there is a dispute as to the obligations of the parties under this Section 6.3(a), then the provisions of Section 36 hereof shall apply)).

(b)                              If the Property or any part thereof shall be or shall have been affected by any bond or special assessment on or subsequent to the Closing Date, whether or not payable in annual installments, the entire amount of such assessment shall be paid by Purchaser.

6.4                            If there are any water meters on the Property (other than meters measuring water consumption costs which are the obligation of tenants to pay under Leases), Seller shall furnish readings thereon as close as is reasonably practicable to the Cut-Off Time, and the unfixed water rates and charges and sewer taxes and rents, if any, based thereon for the intervening time between such readings and the Closing, shall be apportioned on the basis of such last readings. Subject to Section 6.12, any such charges relating to intervening time periods for which readings can not be obtained prior to the Closing Date shall be re-apportioned after the Closing. If there is any fuel on hand, Seller shall furnish a reading thereon as close as is reasonably practicable to the Cut-Off Time, and the unfixed charges for such fuel, if any, for the period from the date of such reading until the Closing Date shall be apportioned based upon such reading.  Subject to Section 6.12, any such charges relating to the intervening time periods for which readings cannot be obtained prior to the Closing Date shall be reapportioned after the Closing.

6.5                            Except as otherwise provided in this Agreement, from and after the date hereof, Seller shall indemnify and defend and hold Purchaser harmless from and against (a) any and all tax reassessments due and payable by Purchaser for any tax period ending on or before the Closing (a “Pre-Closing Tax Period”); (b) any and all tax reassessments due and payable by Seller for the taxable period beginning prior to the day of the Closing and ending after the day of the Closing (the “Straddle Period”) which are allocable to Pre-Closing Tax Period; and (c) all reasonable out-of-pocket costs and expenses, including reasonable legal fees and expenses, attributable to any item for which indemnification is provided in clauses (a) and (b) above.  With respect to the Straddle Period, taxes of Seller, allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on and included the day of the Closing; provided that exemptions, allowances, deductions that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on the day of the Closing and the portion of the Straddle Period ending after the day of the Closing in proportion to the number of days in each such period.

6.6

(a)                               To the extent that Purchaser receives Rents under Leases (including monthly payments of escalation and percentage rents and “pass throughs”) after the Closing Date, Purchaser shall render an accounting to Seller with respect thereto, and the amount of such Rents (less the costs of collection) shall be applied in the following order of priority: (w) first, to the calendar month in which such payment was received, (x) second, to the calendar month in which the Closing occurs; (y) third, to any calendar month or months following the calendar month in which the Closing occurred until such tenant is current on post-Closing Rents, and (z) fourth, to the calendar months preceding the Closing Date until such tenant is current on pre-Closing Rents.

(b)                              Purchaser shall use commercially reasonable efforts to collect any and all Rents due pursuant to the Leases provided that Purchaser shall not be required to institute any legal action.  Notwithstanding the foregoing, if Purchaser shall commence any legal action to collect any amounts due from a tenant under a Lease and such tenant shall also owe amounts which Seller shall be entitled to retain pursuant to the provisions of this Agreement, then, at Seller’s option, Purchaser shall include in its legal action the claim for amounts due to Seller, and Seller shall reimburse Purchaser for a portion of the reasonable and actual out-of-pocket legal fees and disbursements incurred by Purchaser in prosecuting such action in an amount equal to the total amount of such fees and disbursements multiplied by a fraction, the numerator of which is the total amount realized by Seller in such action and the denominator of which is the total amount realized by Seller and Purchaser in such action.  If Seller is entitled, in accordance with the provisions of this Agreement, to all or any portion of any Rents owed by any tenant under a Lease and such tenant shall be in default of its obligation to pay such Rents, Seller reserves the right to commence any and all appropriate legal proceedings to collect such amounts (but Seller shall not commence any action against a tenant to dispossess such tenant from possession of space in the Property), and Purchaser agrees to cooperate with Seller, at Seller’s sole cost and expense, in connection with such proceedings, provided, that, if under applicable law it is necessary to use Purchaser’s name in order to commence or maintain any such proceedings, Purchaser shall, at Seller’s request and sole cost and expense, commence and maintain such proceedings at the direction of Seller and shall otherwise cooperate with Seller in connection therewith, provided, further, that Seller shall agree to indemnify Purchaser for any loss, cost, damage or expense incurred by Purchaser in connection with such proceedings.

6.7                            Prior to the Closing, Purchaser and Seller shall cooperate to arrange for utility services to the Property to be discontinued in Seller’s name, as of the day immediately prior to the Closing Date, and to be reinstated in Purchaser’s name, as of the Closing Date.  In the event that the foregoing cannot be effectuated, then Seller shall furnish readings of the applicable utility meters as close as is reasonably practicable to the Cut-Off Time, and the unfixed charges, if any, based thereon for the intervening time, shall be apportioned on the basis of such last readings.  Subject to Section 6.12, any such utility charges relating to the intervening time periods for which readings cannot be obtained prior to the Closing Date shall be reapportioned after the Closing.

6.8                            Seller agrees that it shall be responsible for the payment of the commissions payable to brokers, the costs incurred or to be incurred for tenant improvements, and all other out-of-pocket costs and expenses, including, without limitation, legal fees, costs and disbursements and tenant relocation costs (collectively, “Leasing Costs”) arising out of Leases that were executed during the time period in which Seller was the owner of the Property; provided, however, the foregoing shall not extend to any obligation to pay Leasing Costs that are payable after the Closing Date as a result of exercise after the Closing Date by the tenant under any Lease of any renewal or expansion option.

6.9                            It is the intention of the parties for Seller to transfer to Purchaser concurrently with the Closing all security deposits of tenants under the Leases, together with any interest accrued on such security deposits; provided, however, (a) prior to the expiration of the Due Diligence Period Seller shall have the right to deduct from any security deposit any amount due from a tenant of the Property as a result of a default by such tenant under its Lease, and (b) after the expiration of the Due Diligence Period, Seller shall not deduct any amounts from the security deposits of any tenants under the Leases.  To effectuate such intent, at or after the Closing, Seller and Purchaser shall cooperate to notify any third party institutions holding tenant security deposits of the transfer of title thereto from Seller to Purchaser.  In the event any security deposits are evidenced by letters of credit, Seller and Purchaser shall cooperate (on a post-closing basis) to transfer such letter of credit to Purchaser.  All amounts charged to the Ledger attributable to guests in the Hotel on the night preceding the Closing Date shall be prorated as provided in Section 6.1(o).  All accounts receivable that are the property of Seller under this Agreement shall be set forth in a schedule on the Closing Date and shall remain the property of Seller (the “Post-Closing Receivables”).  Purchaser shall have no obligation to collect such accounts receivable but shall cooperate with Seller, at Seller’s cost, in reasonable respects in connection with any collection efforts.  If any accounts receivable which are the property of Seller under this Agreement shall be collected by Purchaser, Purchaser shall remit same to Seller within fifteen (15) days after such collection by Purchaser.  Purchaser and Seller agree that Seller’s right to claim or collect any Post-Closing Receivables shall expire on the date one (1) year after the Closing Date.

6.10                    Matters regarding the transfer of Hotel Employees (as hereinafter defined) shall be handled in the following manner:

(a)                               Seller shall cause the Hotel Manager to terminate the employment of all employees (collectively, the “Hotel Employees” and each a “Hotel Employee”) of Seller and/or of the Hotel Manager on the Closing Date and to pay and satisfy all wages and accrued fringe benefits (including vacation pay accrued through the Closing Date) incurred in connection with such terminated Hotel Employees through the Closing Date.  If Purchaser or its management company shall hire any of such Hotel Employees as of the Closing Date (the “Continuing Employees”), then such Compensation and Other Compensation of the Continuing Employees shall be substantially the same as currently in effect and apportioned as of the Cut-Off Time.

(b)                              Notwithstanding anything to the contrary contained herein, concurrently with the Closing, Purchaser shall, or it shall cause Hotel Manager to, hire a sufficient number of Hotel Employees so as to not trigger the notification requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time (the “WARN Act”) and other similar federal, state or local law that may apply.  In addition, on the Closing Date, Purchaser shall retain and employ all Continuing Employees in a manner such that neither Seller nor Hotel Manager shall retain any liabilities (“WARN Act Liabilities”) under the WARN Act or any other similar federal, state, or local law in respect of any Hotel Employees.

(c)                               Seller shall be responsible for, and shall indemnify, defend and hold Purchaser harmless from and against, any and all claims, liabilities, debts, costs, expenses, damages, attorney’s fees and disbursements arising out of any and all employment related obligations with respect to the Employees, including, but not limited to, any and all obligations or liabilities for (i) compensation to which such employees are entitled, (ii) worker’s compensation claims, and (iii) claims under the common law and/or applicable laws governing employer/employee relations, including, without limitation, the National Labor Relations Act and other labor relation laws, equal employment standards laws, fair employment practices and anti-discrimination laws, ERISA, the Multi-Employer Pension Plan Amendment Act, and the Consolidated Omnibus Budget Reconciliation Act of 1985, as each of the foregoing is amended from time to time (collectively, “Employee Liabilities”) based on any occurrence prior to the termination of the Employees on the Closing Date (except as provided in Section 6.10(b) above and Section 6.10(d) below).  Purchaser shall be responsible for, and shall indemnify, defend, protect and hold Seller, the Hotel Manager, and each Seller Exculpated Party harmless from and against any and all claims, liabilities, debts, costs, expenses, damages, attorney’s fees and disbursements arising out of any and all Employee Liabilities with respect to the Hotel Employees based on any real or alleged occurrence on or after the Closing Date and the matters described in Section 6.10(b) above and Section 6.10(d) below.

(d)                              Neither Seller nor the Hotel Manager will be liable to any Hotel Employee who is not offered employment by Purchaser, or if offered employment with Purchaser, refuses such employment, and Purchaser shall indemnify and defend and hold Seller, the Hotel Manager, and each Seller Exculpated Party harmless from and against any and all claims, liabilities, cause, debts, expenses, damages, attorneys’ fees and disbursements, arising out of or in connection with any offers of employment or non-offers of employment by Purchaser arising out of the sale of the Property by Seller and the purchase of the Property by Purchaser.  In no event shall Seller or Hotel Manager be required to disclose any information regarding any Hotel Employees with respect to personnel files, performance evaluations, disciplinary actions, grievances, medical data, immigration information, any other similar information that Seller is prohibited from disclosing by applicable law, or any information the disclosure of which could form the basis of an action by such Hotel Employee against Seller.  Purchaser shall not contact, or attempt to contact, Hotel Employees for any reason whatsoever unless Seller provides Purchaser with prior written consent permitting same; provided, however, that Purchaser may contact the Hotel’s key personnel (general manager, controller/CFO, director of HR, chief engineer) without Seller’s prior consent.

(e)                               For purposes of this Agreement, the term “Hotel Employees” shall mean all employees of Hotel Manager working at the Hotel, or in connection with the operation or management of the Property, as of the Closing Date.  A current list of Hotel Employees is set forth herein on Exhibit R attached hereto and made a part hereof.  Purchaser acknowledges that Seller may provide Purchaser with an update of such list on the Closing Date, which list shall include any changes made to the roster of Hotel Employees between the date hereof and the Closing Date in the Ordinary Course of Business.

(f)                                Purchaser’s obligations under this Section 6.10 shall survive the Closing.

6.11                    Property of guests of the Hotel in Seller’s care, possession or control (excluding that in guest rooms) on the Closing Date shall be handled in the following manner:

(i)                                  On the Closing Date, Seller shall cause notices to be sent to all guests of the Hotel who have safe deposit boxes advising them of the pending sale of the Property and requesting the removal and verification of the contents of such safe deposit boxes within three (3) days after the Closing Date.  Seller may have a representative present at the Hotel during such three day period for the purpose of viewing such removal and verification.  Safe deposit boxes of guests not responding to the written notice shall be listed at the end of such three (3) day period.  Such safe deposit boxes shall be opened on the day following such three (3) day period in the presence of representatives of Seller and

Purchaser to be agreed upon between Seller and Purchaser and the contents thereof shall be recorded.  Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser and Purchaser hereby agrees to indemnify and hold harmless Seller and each Seller Exculpated Party from and against any claim, loss, damage or liability (including reasonable attorneys’ fees and costs of enforcement of the foregoing indemnification obligation) arising out of such property, except for errors arising from the actions of Seller and the Seller Exculpated Parties. Any claim with respect to property that is not so recorded and that was allegedly in the safe deposit boxes prior to the Closing Date shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and save and hold Purchaser and each Purchaser Exculpated Party harmless from and against any such claim.

(ii)                              All guest baggage checked and left in the possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the Closing Date.  Seller shall deliver to Purchaser at Closing all baggage listed on such inventory, and Purchaser shall be responsible from and after the Closing Date for all baggage listed in the inventory and delivered to Purchaser at Closing and Purchaser hereby agrees to indemnify and hold harmless Seller and each Seller Exculpated Party from and against any claim, loss, damage or liability (including reasonable attorneys’ fees and costs of enforcement of the foregoing indemnification obligation) arising out of such baggage listed in the inventory and delivered to Purchaser as provided herein, except for errors arising from the actions of Seller and the Seller Exculpated Parties.  Any claim with respect to baggage that is (1) not listed on the inventory, or (2) not delivered to Purchaser as provided herein, and that was allegedly in the possession of Seller or Hotel Manager prior to the inventory shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and save and hold Purchaser and each Purchaser Exculpated Party harmless from and against any such claim.

(iii)                          All other guest property, including vehicles of guests, left in the possession, care or control of Seller prior to the Closing Date shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the Closing Date.  Seller shall deliver to Purchaser at Closing all property listed on such inventory, and Purchaser shall be responsible from and after the Closing Date for all such guest property listed in the inventory and delivered to Purchaser at Closing and Purchaser hereby agrees to indemnify and hold harmless Seller and each Seller Exculpated Party from and against any claim, loss, damage or liability (including reasonable attorneys’ fees and costs of enforcement of the foregoing indemnification obligation) arising out of such guest property listed in the inventory, except for errors arising from the actions of Seller and the Seller Exculpated Parties. Any claim with respect to property that is (1) not listed on the inventory, or (2) not delivered to Purchaser as provided herein, and that was allegedly in the possession of Seller or Hotel Manager prior to the inventory shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and save and hold Purchaser and each Purchaser Exculpated Party harmless from and against any such claim.

6.12                    Seller shall be responsible for all operating expenses and trade accounts (“Expendables”) of the Property (including charges and fees under the Contracts) up to and including the Cut-Off Time.  To the extent the amounts of such items are then known, Seller shall pay such items at Closing or Purchaser shall receive a credit therefor against the Purchase Price, and Seller shall pay the balance of such amounts in the Ordinary Course of Business.  Seller agrees to indemnify and hold harmless Purchaser and each Purchaser Exculpated Party from and against any claim, loss, damage or liability (including reasonable attorneys’ fees and costs of enforcement of the foregoing indemnification obligation) arising out of Seller’s failure to pay such amounts.  Purchaser shall assume the obligation of Seller for purchase orders made by Seller in the Ordinary Course of Business for Expendables or Consumables not delivered to the Hotel on the Closing Date.

6.13                    Seller and Purchaser shall use diligent efforts to agree in writing on the prorations provided for herein at least five (5) Business Days prior to Closing by virtue of a preliminary closing statement; such prorations to then be updated by the parties as of the Cut-Off Time on the final closing statement.

6.14                    In the event the Closing occurs, the provisions of this Section 6 shall survive the Closing Date for one hundred eighty (180) days and either party shall have the right prior to expiration of one hundred eighty (180) day period to require that errors related to computations and calculations under this Section 6 be corrected and the parties agree that any errors not raised prior to the expiration of such one hundred eighty (180) day period shall be deemed to be waived.

7.                                    Closing Documents.

7.1                            At the Closing, Seller is required to deliver to Purchaser the following:

(a)                               a Special Warranty Deed,  in the form attached hereto as Exhibit H and made a part hereof (the “Deed”), duly executed by Property Owner and acknowledged on behalf of Property Owner;

(b)                              a bill of sale, in the form attached hereto as Exhibit I and made a part hereof (the “Bill of Sale”), executed by Master Tenant;

(c)                               an assignment and assumption of Bookings and Permits, substantially in the form of Exhibit J and made a part hereof (the “Assignment and Assumption of Bookings and Permits”), executed by Property Owner and Master Tenant;

(d)                              an assignment and assumption of Leases, in the form attached hereto as Exhibit K and made a part hereof (the “Assignment and Assumption of Leases”), executed by Property Owner;

(e)                               an assignment and assumption of Contracts in the form attached hereto as Exhibit L and made a part hereof (the “Assignment and Assumption of Contracts”), executed by Property Owner and Master Tenant;

(f)                                an assignment and assumption of Intangible Property, in the form attached hereto as Exhibit M and made a part hereof (the “Assignment and Assumption of Intangible Property”), executed by Property Owner and Master Tenant;

(g)                               a “non-foreign person affidavit” that meets the requirements of Section 1445(b)(2) of the Code, in the form attached hereto as Exhibit N-1 and made a part hereof, executed by Property Owner, and in the form attached hereto as Exhibit N-2 and made a part hereof, executed by Master Tenant;

(h)                              a signed notice to the tenants of the Property, in the form attached hereto as Exhibit O and made a part hereof, executed by Property Owner and Master Tenant;

(i)                                  a signed notice to the third parties under the Contracts, in the form attached hereto as Exhibit P and made a part hereof, executed by Property Owner or Master Tenant, as the case may be;

(j)                                  if the Liquor License (as defined below) has not been obtained by or transferred to Purchaser or Purchaser’s hotel manager, an Interim Beverage Management Agreement in the form attached hereto as Exhibit Y and made a part hereof (the “Interim Beverage Management Agreement”), executed by Master Tenant and Hotel Manager;

(k)                              except as otherwise provided for in Section 3.5 hereof, an assignment and assumption of the LHW Agreement incorporating both the LHW Approval and the Seller LHW Release, substantially in the form of Exhibit S and made a part hereof (the “Assignment and Assumption of LHW Agreement”), executed by Property Owner and Master Tenant

(l)                                  such documents (such as limited liability company resolutions, corporate resolutions or partnership authorizations and certified limited liability company, corporate or partnership organizational documents) as are reasonably required by the Title Company or Purchaser to evidence the authorization of the transactions contemplated by this Agreement and the delivery by Seller of all of the Closing documents required by this Agreement;

(m)                          to the extent same are in the possession or control of Seller, Seller’s executed counterparts of all Leases and any guarantees relating thereto;

(n)                              to the extent same are in the possession or control of Seller, Seller’s executed counterparts of all Contracts;

(o)                              to the extent same are in the possession or control of Seller, all plans, specifications, books, records, computer codes, security codes and alarm codes (which relate solely to the Hotel) with respect to the Property, or other Intangible Property;

(p)                              to the extent the same are in the possession or control of Seller and are transferable to Purchaser, all original licenses, certificates and permits pertaining to the Property and required for the use or occupancy thereof;

(q)                              keys to all entrance and guest room doors to, and equipment and utility rooms located in, the Property, to the extent such keys are in the possession or control of Seller;

(r)                                 such documents (such as title affidavits) as are reasonably required by the Title Company for the issuance of the Title Policy to Purchaser in accordance with Section 8.5;

(s)                                the Post Closing Escrow Agreement (as defined below); and

(t)                                  such other documents, instruments and/or deliveries as are required to be delivered by Seller pursuant to the terms of this Agreement.

7.2                            At the Closing, Purchaser is required to deliver or cause to be delivered to Seller or Escrow Agent, as applicable, the following:

(a)                               the Purchase Price;

(b)                              the Assignment and Assumption of Bookings and Permits, executed by Purchaser;

(c)                               the Assignment and Assumption of Leases, executed by Purchaser;

(d)                              the Assignment and Assumption of Contracts executed by Purchaser;

(e)                               the Assignment and Assumption of Intangible Property, executed by Purchaser;

(f)                                if the Liquor License has not been obtained by or transferred to Purchaser or Purchaser’s hotel manager, the Interim Beverage Management Agreement, executed by Purchaser and Purchaser’s hotel manager;

(g)                               except as otherwise provided for in Section 3.5, the Assignment and Assumption of LHW Agreement, executed by Purchaser and LHW;

(h)                              such documents (such as limited liability company resolutions, corporate resolutions or partnership authorizations and certified limited liability company, corporate or partnership organizational documents) as are reasonably required by Seller evidencing the authorization of the purchase of the Property by Purchaser and the delivery by Purchaser of all of the Closing documents required by this Agreement;

(i)                                  such other documents as may reasonably be requested by the Title Company or Seller to evidence Purchaser’s authorization of the acquisition of the Property by Purchaser; and

(j)                                  such other documents, instruments and/or deliveries as are required to be delivered by Purchaser pursuant to the terms of this Agreement.

7.3                            The delivery of the Deed and the other documents expressly required to be delivered at Closing by Seller and the acceptance of transfer of title to the Property by Purchaser shall be deemed to be full performance and discharge of any and all obligations on the part of Seller be performed pursuant to the provisions of this Agreement, except where such agreements and obligations are specifically stated to survive the Closing. The acceptance of the transfer of title to the Property by Purchaser and the delivery of all documents expressly required to be delivered at Closing by Purchaser shall be deemed to be full performance and discharge of any and all obligations on the part of Purchaser be performed pursuant to the provisions of this Agreement, except where such agreements and obligations are specifically stated to survive the Closing.

8.                                    Title Insurance and Survey Matters.

8.1                            Purchaser has ordered a commitment for title insurance (the “Title Commitment”) from First American Title Insurance Company (the “Title Company”), in the amount of the Purchase Price with respect to the Property, and, promptly after receipt of same, shall deliver a copy of the Title Commitment, together with complete and legible copies of all instruments and documents referred to therein (collectively, the “Title Exceptions”), to Seller.  Seller has delivered, in electronic form via e-mail, a copy of an existing survey of the Real Property (the “Existing Survey”); provided, however, that Purchaser acknowledges that the Existing Survey also depicts neighboring parcels previously owned by Seller and unrelated to the transactions described herein.  Purchaser has ordered an update of the Existing Survey (such new or updated survey, an “Updated Survey”), and, promptly after receipt of same, shall deliver a copy of the Updated Survey to Seller.

8.2                            On or before the date which is seven (7) days after Purchaser’s receipt of both the Title Commitment and the Updated Survey (the “Objection Deadline”), Purchaser shall notify Seller in writing of (a) any objections to the Title Exceptions or any other matter or encumbrance set forth on the Title Commitment, (b) any objections to the matters shown on the Updated Survey (the matters objected to pursuant to (a) and (b) above, collectively, the “Unpermitted Title/Survey Matters”), and (c) any and all endorsements which Purchaser will require (including, without limitation, the form of such endorsements which Purchaser is willing to accept) (collectively, the “Objection Notice”); provided, however, in the event that Purchaser fails to deliver the Objection Notice prior to the Objection Deadline, Purchaser shall be deemed to have waived its right to object to any matters revealed by the Title Commitment and/or the

Updated Survey, and all such matters shall be deemed “Permitted Title/Survey Matters”.  Seller shall have five (5) Business Days following the receipt of any such Objection Notice in which to give Purchaser written notice that Seller (in its sole discretion subject to Section 8.4 below) will either (i) cause such Unpermitted Title/Survey Matter(s) to be deleted as an exception from the Title Commitment or removed from the Updated Survey or insured against by the Title Company, to Purchaser’s satisfaction in its sole and absolute discretion, or (ii) not cause such Unpermitted Title/Survey Matter(s) to be deleted as an exception from the Title Commitment or removed from the Updated Survey or insured against by the Title Company.  If Seller gives written notice pursuant to clause (i), then Seller will, on or prior to the Closing Date, cause such Unpermitted Title/Survey Matter(s) to be deleted from the Title Commitment or removed from the Updated Survey, or cause the Title Company to give affirmative insurance acceptable to Purchaser (in its sole and absolute discretion) with respect to such Unpermitted Title/Survey Matter(s) (and Seller shall have the right to adjourn the Closing Date pursuant to Section 4.3 hereof in order to effectuate same).  If Seller fails to give any such notice within said five (5) Business Day period, or gives written notice pursuant to clause (ii), then Purchaser will have three (3) Business Days following the earlier of the expiration of such five (5) Business Day period or the giving of such written notice by Seller in which to elect to either (x) terminate this Agreement, or (y) waive the right to terminate this Agreement as a result of any such Unpermitted Title/Survey Matter(s), which election must be made by the giving of notice thereof to Seller within said three (3) Business Day period, provided, however, that Purchaser’s failure to make such election within said three (3) Business Day period shall be deemed a waiver of its right to terminate this Agreement under this Section 8.2 and all matters which Seller did not agree to delete, remove or otherwise cure shall be deemed Permitted Title/Survey Matters.  If Purchaser terminates this Agreement as aforesaid, then this Agreement shall terminate, Escrow Agent shall immediately return the Downpayment to Purchaser, the parties shall each pay one-half (1/2) of the cost of escrow, and neither party to this Agreement shall have any further rights or obligations hereunder, except for the Surviving Obligations.  Seller’s failure to cure any matters set forth in the Objection Notice for which Seller’s has committed to cure pursuant to clause (i) of this Section 8.2 shall be a default of this Agreement by Seller and the provisions of Section 19 hereof shall apply with respect to such default.

8.3                            Subject to Section 8.4, if any update of the Title Commitment or the Updated Survey received by Purchaser after the expiration of the Due Diligence Period shows any new matters or conditions to which are “material and adverse” to Purchaser and to which Purchaser objects, in Purchaser’s sole and absolute discretion, Purchaser shall deliver notice thereof to Seller prior to the date five (5) Business Days after Purchaser receives such update of the Title Commitment or the Updated Survey; provided, however, that Purchaser’s failure to object to such matters within said five (5) Business Day period shall be deemed a waiver of its right to terminate this Agreement under this Section 8.3, and Purchaser shall be deemed to have accepted such matters or conditions as Permitted Title/Survey Matters.  Seller shall have five (5) Business Days following the receipt of any such notice in which to give Purchaser notice that Seller (in its sole discretion subject to Section 8.4) will either (a) cause such new matter or condition to be deleted from the Title Commitment, insured against by the Title Company, or removed from the Updated Survey, as the case may be, to Purchaser’s satisfaction in its sole and absolute discretion, or (b) not cause such new matter or condition to be deleted from the Title Commitment, insured against by the Title Company or removed from the Updated Survey, as the case may be.  If Seller gives notice pursuant to clause (a), then Seller will cause same to occur on or prior to the Closing Date (and Seller shall have the right to adjourn the Closing Date pursuant to Section 4.3 hereof in order to effectuate same).  If Seller (i) fails to give any such notice within said five (5) Business Day period, or (ii) gives notice pursuant to clause (b), then Purchaser will have three (3) Business Days following the earlier of the expiration of such five (5) Business Day period of the giving of such notice by Seller in which to elect to either (x) terminate this Agreement, or (y) waive the right to terminate this Agreement as a result of any such new matter or condition, which election must be made by the giving of notice thereof to Seller within said three (3) Business Day period.  If Purchaser fails to deliver such notice terminating this Agreement pursuant to clause (x) within said three (3) Business Day period, then Purchaser shall be deemed to have waived its right to terminate this Agreement.  If Purchaser elects to waive the right, or is deemed to have elected to waive the right, to terminate this Agreement as aforesaid, then any new matter or condition previously objected to by Purchaser shall become a Permitted Title/Survey Matters, as the case may be.  If Purchaser terminates this Agreement as aforesaid, then this Agreement shall terminate, Escrow Agent shall immediately return the Downpayment to Purchaser, the parties shall each pay one-half (1/2) of the cost of escrow, and neither party to this Agreement shall have any further rights or obligations hereunder, except for the Surviving Obligations.  Seller’s failure to cure any matters for which Seller has committed to cure pursuant to clause (a) of this Section 8.3 shall be a default of this Agreement by Seller and the provisions of Section 19 hereof shall apply with respect to such default.  For purposes of this Section 8.3, “material and adverse” shall mean any new matter or condition (i) with a value of at least One Hundred Thousand Dollars ($100,000), or (ii) which would reasonably have an adverse effect upon Purchaser’s use of the Hotel and/or ingress or egress of or parking for the Hotel.

8.4                            Notwithstanding anything contained herein to the contrary, except as specified in this Section 8.4, or as elected by Seller pursuant to Section 8.2 or 8.3, Seller shall have no obligation to take any steps, bring any action or proceeding or incur any effort or expense whatsoever to cure any title or survey objection, provided, however, notwithstanding the foregoing, Seller shall cause to be removed as exceptions to title (a) any mortgages, (b) any monetary judgments impacting the Property pursuant to a written agreement between the claimant and Seller, Hotel Manager or any of their respective affiliates, (c) any mechanic’s or materialmen’s liens filed against the Property due to work performed at the Property by or at the direction of, Seller, Hotel Manager or any of their affiliates, and (d) any judgments against Seller or mechanic’s or materialmen’s liens filed against the Property which are not due to work performed at the Property by, or at the direction of, Seller, Hotel Manager or any of their affiliates; provided further, that Seller’s obligation under this clause (d) shall in no event require Seller to expend in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (and Seller shall have the right to adjourn the Closing Date pursuant to Section 4.3 hereof in order to effectuate same).  For avoidance of doubt, in the event that Seller elects (pursuant to Sections 8.2 and/or 8.3 above) to cure any obligation under clause (d) of the immediately preceding sentence, failure to so cure and remove such matters shall be a default of this Agreement by Seller and the provisions of Section 19 hereof shall apply with respect to such default.

8.5                            At the Closing, the Title Company shall be unconditionally and irrevocably prepared to issue a 2006 ALTA Owner’s (6/17/06) extended coverage policy of title insurance for the Property, in favor of Purchaser, dated as of the Closing, insuring that the Property is vested in Purchaser, with a liability limit in an amount equal to the mutually agreed upon value of the Real Property and otherwise in the form and with all insurance endorsements required by Purchaser, as set forth in the Objection Notice, with no exceptions other than the respective Permitted Title/Survey Matters (collectively, the “Title Policy”).

9.                                    Disposition of Downpayment.

If in accordance with the provisions of Sections 5.1, 8.2, 8.3, 11.3, 13.1, 13.2, 19, 20.2,  34 or 39 of this Agreement, Purchaser is entitled to and does elect to terminate this Agreement, Seller and Purchaser shall direct the Escrow Agent to return to Purchaser the Downpayment (or such portion thereof as shall have been deposited with the Escrow Agent).  Upon such delivery of the Downpayment to Purchaser, this Agreement shall terminate, the parties shall each pay one-half (1/2) of the cost of escrow (unless some other allocation of the cost of escrow is otherwise provided for in connection with such applicable termination right), and neither party to this Agreement shall have any further rights or obligations hereunder, except for the Surviving Obligations.

10.                            Purchaser’s Default.

If Purchaser shall default hereunder (including, without limitation, a default hereunder based on a breach by Purchaser of Purchaser’s representations and warranties set forth in Section 11.2 that would prevent Purchaser from purchasing the Property in accordance with this Agreement) or shall fail or refuse to perform its obligation to purchase the Property in breach of the terms of this Agreement, and such default or breach shall continue for five (5) Business Days following receipt by Purchaser of written notice thereof from Seller (which five (5) Business Days shall, if necessary, automatically extend the Closing Date to the expiration of such five (5) Business Day period), Seller shall be entitled to terminate this Agreement and retain the Downpayment, which retention thereof shall be Seller’s sole and exclusive remedy under this Agreement, at law or in equity, for such breach or default to close the transaction contemplated under this Agreement, excepting, however, the Surviving Obligations which shall specifically survive such termination, and Seller’s right to bring an action to collect prevailing parties’ fees in accordance with Section 31 below in connection with the any dispute relating to the disposition of the Downpayment.  THE PARTIES HAVE DISCUSSED THE POSSIBLE CONSEQUENCES TO SELLER IN THE EVENT THAT THE CLOSING FAILS TO OCCUR AS A RESULT OF PURCHASER’S BREACH OR DEFAULT UNDER THIS AGREEMENT.  THE PARTIES HAVE DETERMINED AND HEREBY AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES TO SELLER OCCURRING IN THE EVENT OF PURCHASER’S BREACH OR DEFAULT UNDER THIS AGREEMENT AND THE PARTIES, HAVING MADE DILIGENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES SELLER WOULD SUFFER IN THE EVENT OF PURCHASER’S MATERIAL DEFAULT HEREUNDER, HEREBY AGREE THAT A REASONABLE ESTIMATE OF SUCH DAMAGES IS AN AMOUNT EQUAL TO THE DOWNPAYMENT DEPOSITED WITH ESCROW AGENT, AND IN THE EVENT THIS TRANSACTION FAILS TO CLOSE DUE TO PURCHASER’S BREACH OR DEFAULT UNDER THIS AGREEMENT, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE SAME AS FULLY AGREED LIQUIDATED DAMAGES.  SELLER WAIVES ANY AND ALL RIGHT TO SEEK OTHER RIGHTS OR REMEDIES AGAINST PURCHASER, INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE.  THE PAYMENT AND RETENTION OF THE DOWNPAYMENT DEPOSITED WITH ESCROW AGENT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.  UPON ANY SUCH BREACH OR DEFAULT AND FAILURE TO CLOSE BY PURCHASER HEREUNDER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT FOR THE RIGHT OF SELLER TO RETAIN SUCH DOWNPAYMENT. THE PARTIES AGREE THAT, UNDER THE CIRCUMSTANCES OF THIS TRANSACTION AND THE MARKETPLACE AT THE TIME HEREOF, THIS LIQUIDATED DAMAGES PROVISION IS REASONABLE AND IN ACCORDANCE WITH TENNESSEE LAW.

11.                            Representations.

11.1                    Seller’s Representations.  Seller represents and warrants to Purchaser that the following matters are true, complete and accurate as of the Effective Date in all respects, except as expressly set forth on Exhibit G attached hereto and made a part hereof, and shall also be true, complete and accurate as of the Closing Date:

(a)                               Litigation.  There is no pending or to Seller’s knowledge threatened litigation, administrative action, investigation or governmental proceedings against Seller or the Property or any interest therein and there are no such actions that could have an adverse effect upon the Property or upon Seller’s ability to fulfill its obligations hereunder.

(b)                              United States Person.  Each of Property Owner and Master Tenant is a “United States Person” within the meaning of Section 1445(f)(3) of the Code.

(c)                               Condemnation.  There is no pending or to Seller’s knowledge, contemplated condemnation or other governmental taking proceedings affecting all or any part of the Land and the Improvements or any interest therein.

(d)                              Environmental Matters.  Except as set forth in the reports described in Exhibit T (the “Environmental Reports”), Seller has received no written notice from any Environmental Agency (as hereinafter defined) (i) of any pending or threatened action or proceeding arising out of the environmental condition of the Property, Hazardous Material (as hereinafter defined) located on the Land, or any alleged violation of environmental laws, or (ii) to the effect that there has been a release of any Hazardous Material on the Land.  Neither Property Owner nor Master Tenant nor any of their respective affiliates have used, stored, disposed of or released (or permitted to be used, stored, disposed of or released) any Hazardous Material on the Land.  The term “Hazardous Material” shall mean asbestos, petroleum products, and any other hazardous waste or substance which has, as of the date hereof, been determined to be hazardous or a pollutant by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, or any governmental entity authorized to regulate substances in the environment which has jurisdiction over the Land (“Environmental Agency”) which substance causes the Land (or any part thereof) to be in violation of any applicable environmental laws; provided, however, that the term “Hazardous Material” shall not include (x) motor oil and gasoline contained in or discharged from vehicles not used primarily for the transport of motor oil or gasoline, or (y) materials which are stored or used in the ordinary course of the occupancy of the Improvements (or in the course of Seller’s or Hotel Manager’s operation thereof), and which are stored, used, held, or disposed of in compliance with all applicable environmental laws.

(e)                               Due Authorization; Conflict.  Each of Property Owner and Master Tenant are limited liability companies, duly formed, validly existing and in good standing under the laws of the State of Delaware.  Each of Property Owner and Master Tenant have full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by each of them pursuant hereto, and each has taken, or will take prior to Closing, all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents.  The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by each of Property Owner and Master Tenant pursuant hereto are and shall be duly authorized to sign the same on such party’s behalf and to bind such party thereto.  The execution and delivery of, and consummation of the transactions contemplated by, this Agreement are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of, any of the agreements or instruments to which either Property Owner or Master Tenant Seller is now a party or by which either is bound, or any order, rule or regulation of any court or other governmental agency or official.

(f)                                Enforceability.  This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Seller pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Seller, and when so executed, are and shall be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)                               Bankruptcy Matters.  Neither of Property Owner nor Master Tenant nor any of their respective members or managers has made or threatened to make a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession any of its assets, suffered the attachment or other judicial seizure of any of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

(h)                              Assessments.  Seller has no knowledge and Seller has not received written notice of any bonds or assessments by a public body, whether municipal, county or state imposed, contemplated or confirmed and ratified against any of the Property for public or private improvements which are now or hereafter payable.

(i)                                  Mechanic’s Liens.  No work by or on behalf of any of any of the Seller Exculpated Parties has been performed or is in progress at, and no materials have been furnished to, the Property which, though not presently the subject of, might give rise to construction, mechanic’s, materialmen’s, municipal or other liens against the Property or any portion thereof, except that for which full and complete releases have been obtained or will be obtained prior to the Closing.  Any and all construction contracts or development agreements for the performance of any work on, improvement at or for the benefit of, the Property entered into by any of the Seller Exculpated Parties prior to the Effective Date have been terminated or completed and fully paid or will be fully paid prior to the Closing.

(j)                                  Existing Leases.  Neither Property Owner nor Master Tenant nor any of their respective affiliates have entered into any leases, concessions or other occupancy agreements of any kind with respect to the Property other than the Existing Leases.  Exhibit B sets forth a true, correct and complete list of the Existing Leases in effect as of the Effective Date.  Seller has provided Purchaser with true, correct and complete copies of all Existing Leases (including all amendments and/or modifications thereto).  All Existing Leases are in full force and effect and neither Property Owner nor Master Tenant nor any of their respective affiliates have entered into any agreements which waive, modify, compromise or amend the provisions thereof.  Neither Property Owner nor Master Tenant nor any of their respective affiliates have delivered or received a written notice of breach or default under any Existing Leases which has not been cured and to Seller’s knowledge, there exists no breach, default, or event or condition which, with the giving of notice or the passage of time, or both, would constitute such a breach or default under any such Existing Lease which has not been cured.  All deposits required to have been delivered under all Existing Leases have been delivered and are currently being held by Property Owner or Master Tenant or such party’s designee.

(k)                              Existing Contracts.  Neither Property Owner nor Master Tenant nor any of their respective affiliates have entered into any contractual or other obligations or liabilities of any kind (whether monetary or non-monetary, and whether written or oral) with respect to the Property (other than non-material obligations made in the ordinary day-to-day course of business) except for the Existing Contracts.  Exhibit D sets forth a true, correct and complete list of the Existing Contracts in effect as of the Effective Date.  Seller has provided Purchaser with true, correct and complete copies of all written Existing Contracts (including all amendments and/or modifications thereto).  All Existing Contracts are in full force and effect and neither Property Owner nor Master Tenant nor any of their respective affiliates have entered into any agreements which waive, modify, compromise or amend the provisions thereof.  Neither Property Owner nor Master Tenant nor any of their respective affiliates have delivered or received a written notice of breach or default under any Existing Contract which has not been cured and to Seller’s knowledge, there exists no breach, default, or event or condition which, with the giving of notice or the passage of time, or both, would constitute such a breach or default under any such Existing Contract which has not been cured.

(l)                                  Taxes.  Seller has paid all taxes, including penalties and interest, that are due and payable as of the Effective Date and all required reports and returns relating thereto have been, or will be, timely filed.  All sales and use taxes required to be paid or collected by Seller in the ownership and operation of the Property have been or will be collected and paid, in the Ordinary Course of Business, to the appropriate governmental authority through the Effective Date.  Seller has not retained anyone to file notices of protest against, or to commence actions to review, real property tax assessments against the Property.  To Seller’s knowledge, as of the Effective Date, (i) neither Seller nor Master Tenant has received written notice of any special tax assessment relating to the Hotel or any portion thereof, and (ii) there are no tax agreements in place affecting the Real Property.

(m)                          Permits. All Permits required for Seller’s lawful operation of the Property, as it is currently being operated by Seller have been issued and paid for and are in full force and effect.  Exhibit E-1 contains a true, complete and correct list of all such Permits in effect as of the Effective Date.  Neither Property Owner nor Master Tenant nor any of their respective affiliates has received written notice of any material violations of any Permit and no violation or other event has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a violation notice could be given has occurred under any Permit which has not been cured.

(n)                              Personal Property.  Seller owns all Personal Property free and clear of any liens, other than liens that will be eliminated prior to or at the Closing.

(o)                              Intellectual Property.  Exhibit C-2 sets forth a true and complete list of all Intellectual Property owned by Seller in connection with the Hotel.  Seller licenses or has the right to use all of the Intellectual Property necessary or required to conduct business as currently conducted on the Property, and no such Intellectual Property has been or is now involved in any cancellation, dispute or litigation and, to Seller’s knowledge, no such action is threatened.  Neither Property Owner nor Master Tenant nor any of their respective affiliates has received written notice of any violation of any legal requirements related to the Intellectual Property.  All of the Intellectual Property listed on Exhibit C-2 is valid and enforceable and free and clear of all liens other than liens that will be eliminated prior to or at the Closing, and to Seller’s knowledge, no violation has occurred that, with the giving of notice or the passage of time or both, would constitute an event for which a violation notice would be reasonably likely to be given, which has not been cured.

(p)                              Blocked Persons.  Neither Property Owner nor Master Tenant nor any of their respective affiliates is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation; (ii) a “specially designated global terrorist” or other person listed on Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended; or (iii) a person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

(q)                              Financial Statements.  To Seller’s knowledge, all Financial Statements (hereinafter defined) are in all material respects true and complete, prepared as to all assets and liabilities of the Hotel, in accordance with the Uniform System and, as to non-Hotel assets and liabilities, in accordance with GAAP, and fairly represent the financial condition of Seller and the Hotel as of the dates stated therein.

(r)                                 Applicable Law.  Neither Property Owner nor Master Tenant nor any of their respective affiliates has received written notice from any governmental authority declaring that, the Property or any portion thereof is in violation of any applicable federal, state and local laws, ordinances and regulations (including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act of 1990, as amended).  To Seller’s knowledge, neither Property Owner nor Master Tenant nor any of their respective affiliates, nor the Property is in violation, in any material respect, of or in material default under any applicable law.

(s)                                Employee Benefit Matters.

(i)                                  Each employee providing services (and each employee who has in the past three (3) years provided services) to the Hotel is (and has been) employed by the Hotel Manager with respect to all such services.  Except as set forth on Schedule 11.1(s)(i), neither the Hotel Manager nor its ERISA Affiliates sponsors, administers, maintains, contributes to or has any obligation to contribute to, or, has any liability with respect to any (A) employee pension benefit plans (as defined in Section 3(2) of ERISA, whether or not subject to ERISA) (the “Employee Pension Plans”); (B) employee welfare benefit plans as defined in Section 3(1) of ERISA, whether or not subject to ERISA (“Employee Welfare Plans”); or (C) plan, program, policy, practice, contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, nonqualified deferred compensation, bonus, pension, profit-sharing, savings retirement, health, medical, dental vision, hospitalization, life, disability, accident, vacation, tuition reimbursement, any supplemental retirement, sick leave, sabbatical, employee relocation, cafeteria benefit (Code Section 125), dependent care (Code Section 129), performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), except such definition shall not include any Employment Agreement (“Other Plans”).

(ii)                              None of the Hotel Manager, Property Owner, Master Tenant or their respective ERISA Affiliates sponsors, administers, participates in, contributes to or otherwise has any liability with respect to any (A) employee pension benefit subject to Title IV of ERISA or Section 413 or 430 of the Code; (B) multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”); (C) “single employer plan” within the meaning of Section 4001(a)(15) of ERISA; or (D) “multiple employer plan” (within the meaning of Section 413(c) of the Code), “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).  All plans of the type described in this Section 11.1(s)(iii) and in Section 11.1(s)(i) above shall be collectively referred to as “Employee Benefit Plans.”

(iii)                          With respect to each Multiemployer Plan, the Hotel Manager, Property Owner and Master Tenant would not incur any withdrawal liability or other liability if the Hotel Manager or its ERISA Affiliates were to withdraw from such plan as of the date of the Closing.  No Multiemployer Plan, collective bargaining agreement or other contract provides for contractual-based withdrawal or similar liability.

(iv)                          Seller has made available or delivered to Purchaser: (A) correct and complete copies of all documents setting forth the terms of each Employee Benefit Plan, including all amendments thereto and all related trust documents from the date of inception of such Employee Benefit Plan forward; and (B) all summary plan descriptions together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Employee Benefit Plan.

(v)                              With respect to each Employee Welfare Plan, all claims are (i) insured pursuant to a contract of insurance (that does not provide for any retrospective premium adjustments) whereby the insurance company bears any risk of loss with respect to such claims, or (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims.

(vi)                          There are no pending, or to Seller’s knowledge, threatened claims (other than routine claims for benefits) against, by, on behalf of, or with respect to any Employee Benefit Plan or any trusts which are associated with such Employee Benefit Plan or any fiduciary or sponsor of such Employee Benefit Plan and none of the Employee Benefit Plans are under audit, inquiry or investigation by the IRS, the U.S. Department of Labor, the PBGC or any other agency.

(vii)                      Property Owner, Master Tenant, Hotel Manager and their respective ERISA Affiliates are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees or former employees of the Hotel Manager (other than routine payments to be made in the normal course of business and consistent with past practice).

(viii)                  To Seller’s knowledge, Property Owner, Master Tenant, Hotel Manager and the Employee Benefit Plans and each of such plan’s fiduciaries are in compliance with all laws applicable to the Employee Benefit Plans.  Without limiting the generality of the foregoing, the Employee Benefit Plans have been maintained, funded and administered in accordance with their terms and comply in form, in application and operation in all material respects with all applicable requirements of ERISA and the Code.  Property Owner, Master Tenant and the Hotel Manager have performed all of their material obligations under and with respect to all Employee Benefit Plans.  Each of the Employee Benefit Plans and associated trusts that are intended to be qualified and tax exempt under Code Sections 401(a) or 501(a), satisfies the requirements of such sections and is subject to a current favorable determination letter from the IRS and nothing has occurred that could reasonably be expected to result in the loss of such qualified status.  No Employee Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code.  There are no outstanding stock options or other equity grants with respect to the Hotel Manager, Property Owner or Master Tenant.  There are no “Rabbi trusts” or similar arrangements.  None of Property Owner’s or Master Tenant’s Membership Interests constitute “plan assets” under 29 CFR §2510.3.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan. Neither Property Owner, Master Tenant, the Hotel Manager nor any of their respective ERISA Affiliates has ever incurred any penalty or tax with respect to any Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(ix)                          Each Employee Benefit Plan can be amended without restriction by the sponsor of such Employee Benefit Plan.  No Employee Benefit Plan has permitted the investment in any stock of a company, other than pursuant to a mutual fund arrangement.  No individual classified as a non-employee has been permitted to participate in any Employee Benefit Plan.

(t)                                  Employee and Labor Matters.

(i)                                  Schedule 11.1(t)(i)(A) provides a true, complete and correct list of all the employees of the Hotel Manager and Schedule 11.1(t)(i)(B) provides a true, complete and correct list of all Employment Agreements.  Seller is not a party to and does not have any obligation with respect to any Employment Agreements.  Other than with respect to the entitlement to the payout of accrued but unused PTO/vacation time upon termination, neither the execution or delivery of this Agreement as contemplated hereby will constitute a termination of employment or other event, including but not limited to a change in control, entitling any employee to any additional or other benefits or that would otherwise modify or accelerate benefits or the vesting of benefits provided under any Employment Agreement or Employee

Benefit Plan.  To Seller’s knowledge, no employee or group of employees has any plan to terminate employment with the Hotel Manager.

(ii)                              To Seller’s knowledge, the Hotel Manager has been and is in compliance in all respects with all applicable federal, state, local and foreign laws and regulations relating to the terms and conditions of employment and employment of labor and labor practices, including, without limitation, wages and hours, labor relations, employment discrimination, immigration laws and regulations, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, employee benefits, leaves of absence, occupational health and safety, workers compensation and unemployment insurance, and, to Seller’s knowledge, Seller has no obligations with respect to any such laws or regulations.  Except as set forth in Schedule 11.1(t)(ii), there are no and within the past five years there have been no (A) claims against the Hotel Manager or Seller under any workers compensation plan or policy or for long term disability; (B) administrative charges, court complaints or arbitrations pending or, to Seller’s knowledge, threatened against the Hotel Manager or Seller before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency, or arbitrator concerning relating to any labor, safety or employment matters; or (C) proceedings or investigations pending or, to Seller’s knowledge, threatened, between the Hotel Manager and any of its respective employees or former employees including any unfair labor practice charge or complaint against the Hotel Manager or Seller pending before the National Labor Relations Board or any other governmental agency. There are no and within the past five (5) years there have been no labor or employment strikes or work stoppages pending, or to Seller’s knowledge, threatened by any employees, and Seller has no knowledge of any facts that would reasonably be expected to result in the commandment of a strike or work stoppage.  Seller has made available to Purchaser for inspection copies of all of the Hotel Manager’s employee handbooks and employee rules and regulations. To Seller’s knowledge, all of the employees of the Hotel Manager have obtained all federal, state or local work permits and licenses necessary for employment.

(iii)                          Neither Seller nor Hotel Manager is a party to any labor union, collective bargaining, recognition or other labor agreement (collectively, the “Collective Bargaining Agreements”).  No employees are subject to any Collective Bargaining Agreement that has expired, and, if applicable, Seller has provided Purchaser with a true and correct copy of each such agreement and amendment thereto.  Hotel Manager is in full compliance with the terms and conditions of each Collective Bargaining Agreement, and Seller has no obligations with respected to any such Collective Bargaining Agreement.  No union or labor organization has been certified or recognized as the representative of any employees of Hotel Manager or is seeking such certification or recognition or is attempting to organize any of such employees, nor, to the knowledge of Seller, has any other person ever attempted to organize any of such employees.

(iv)                          To Seller’s knowledge, within the past three (3) years, no individual who is or has been classified as an independent contractor is or was improperly classified.  To Seller’s knowledge, within the past three (3) years, no individual who is or was classified as “exempt” from overtime requirements was improperly classified.

11.2                    Purchaser’s Representations.  Purchaser hereby represents and warrants to Seller that, as of the Effective Date:

(a)                               Purchaser is a limited liability company, validly existing, duly organized and in good standing under the laws of the State of Delaware.

(b)                              The execution, delivery and performance of this Agreement by Purchaser (i) is within Purchaser’s corporate, partnership, limited liability or other applicable powers, and (ii) has been duly authorized by all necessary corporate, partnership, limited liability or other applicable action.

(c)                               Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”) and the transaction which is the subject of this Agreement is not a prohibited transaction under Section 406 of ERISA.

(d)                              Any assignee of Purchaser’s interest in this Agreement is or will be by Closing a Permitted Assignee (as hereinafter defined).

(e)                               Neither Purchaser nor any of their respective affiliates is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation; (ii) a “specially designated global terrorist” or other person listed on Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended; or (iii) a person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

11.3                    Changes to Seller’s Representations.

(a)                               Each of the representations and warranties set forth in Section 11.1 (collectively, “Seller’s Representations”) shall be deemed to have been remade at and as of the Closing Date with the same force and effect as if first made on and as of the Closing Date; provided, however, should Seller obtain knowledge that, as the result of a change occurring after the Effective Date, any of such Seller Representations as remade are incorrect in any material respect prior to the Closing, Seller shall promptly advise Purchaser in writing of the same and Seller shall have the option, but not the obligation, to cure the same to Purchaser’s reasonable satisfaction prior to Closing, and upon Seller’s election to attempt such cure as evidenced by written notice to Purchaser, the Closing shall be postponed pursuant to Section 4.3 hereof until Purchaser’s receipt of proof reasonably satisfactory to Purchaser that such matters have been cured; provided further, that if (i) Seller is unable or unwilling to cure the same after committing to cure pursuant to this Section 11.3(a) within ten (10) Business Days after the scheduled Closing Date, and (ii) the change of Seller’s Representation has or is reasonably likely to have a material adverse impact upon the Property that exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Materiality Threshold”), Purchaser shall have the option either to (A) waive the same by proceeding to close the transaction with no abatement of the Purchase Price, or (B) to terminate this Agreement by notice in writing to Seller, whereupon this Agreement shall terminate, Escrow Agent shall immediately return the Downpayment to Purchaser, Seller shall pay all costs of escrow and the parties shall have no further obligation to the other except for the Surviving Obligations.  Should Purchaser fail to make such an election before the scheduled Closing Date, same shall conclusively mean that Purchaser has determined to waive the same and proceed to Closing with no abatement of the Purchase Price.  For the avoidance of doubt, except as otherwise provided for in Section 11.3(b) hereof, should the material adverse impact upon the Property resulting from the untruth of Seller’s Representations hereunder not be reasonably determined by the parties to exceed the Materiality Threshold, Purchaser shall have no right to terminate this Agreement in connection therewith.

(b)                              Notwithstanding anything to the contrary in Section 11.3(a) hereof, should either (i) the untruth of any Seller Representation as remade on the Closing Date be caused by the intentional breach or willful misconduct of Seller or another party reasonably under Seller’s control; or (ii) Seller commit in writing to cure an untrue Seller Representation pursuant to Section 11.3(a) hereof and willfully or intentionally fail to do so; then Seller will be deemed to be in default of its obligations under this Agreement and the provisions of Section 19 shall apply in connection therewith.

(c)                               Seller’s Representations (as modified or updated by Seller in accordance with the provisions of this Section 11.3) shall survive the Closing for a period of two hundred seventy (270) days.

11.4                    Post-Closing Breach; Indemnification.

(a)                               Subject to the limitations in Section 11.4(c) below, Property Owner hereby acknowledges, covenants and unconditionally, absolutely and irrevocably, agrees to appear, indemnify, protect, defend and hold harmless, as well as reimburse, Purchaser and its affiliates and their respective parents, affiliates, shareholders, officers, directors, members, partners, trustees, agents, representatives and employees (collectively, the “Purchaser Related Parties”) to the fullest extent provided by law, from and against, and for, any and all direct liability, claims, acts, actions, causes of actions, claims for relief, judgments, executions, counts, suits, proceedings, demands, lawsuits, claims of indemnity, expenses, pre-litigation procedures, accounts, reckonings, controversies, or any combination of the same, of any nature whatsoever, whether at law or equity, whether arising out of, from or under foreign, federal, state, and/or local law, statute, ordinance, regulation, common law, or any other source of law, whether sounding in contract or tort, or pursuant to statutory remedy, brought by or otherwise commenced on behalf of any third party (collectively, “Claims”) (but specifically excluding any consequential, speculative, special or punitive damages) and for all actual, out-of-pocket and/or, subject to the terms of this Agreement, economic damages, liabilities, any amounts reasonably incurred to settle any Claims, and losses (including, without limitation, reasonable attorneys’ fees and costs, including litigation expenses incurred successfully defending allegations of intentional misconduct)(collectively, “Losses”) actually incurred by Purchaser or any Purchaser Related Parties or the Hotel as a direct result of such Claims, to the extent the Closing occurs and such Claims and Losses result from any of the following (collectively, the “Seller Indemnity Obligations”):

(i)                                  any and all Seller Excluded Liabilities;

(ii)                              any breach or default by Seller of this Agreement including, without limitation, the Seller’s Representations contained in, and as limited under, this Agreement and any document or instrument executed and delivered by Seller to Purchaser in connection herewith, including without limitation, the Deed, the Bill of Sale, the Assignment and Assumption of Leases, the Assignment and Assumption of Bookings and Permits, the Assignment and Assumption of Contracts and the Assignment and Assumption of Intangible Property (each, a “Seller Document”); and

(iii)                          any failure of Seller to have reported and/or paid any and all taxes assessed or assessable by the City of Nashville, the County of Davidson, the State of Tennessee or any other governmental authority arising or related in any way to the Hotel for the period prior to the Closing Date, as well as any and all penalties and interest related to any such taxes (including, without limitation, costs incurred in connection with or as a result of any audit, tax inquiry or other proceeding), which are assessed against Purchaser.

(b)                              In the event that any party making a Claim shall commence or file any lawsuit or proceeding (individually or collectively, a “Proceeding”) against Purchaser or any of the Purchaser Related Parties, which Proceeding is reasonably likely to result in any Claim subject to indemnification under this Section 11.4, then Property Owner shall either, at its option and within ten (10) Business Days after notice by Purchaser to Property Owner of the filing or commencement of any such Proceeding, promptly pay all amounts and otherwise take whatever commercially reasonable actions necessary to dismiss the Proceeding with prejudice; or undertake the defense thereof by counsel chosen by Property Owner and approved by Purchaser (which approval shall not be unreasonably withheld or delayed), in which case (i) Property Owner shall be obligated to contest and/or defend Purchaser or any of the Purchaser Related Parties against such Proceeding, at Property Owner’s sole cost and expense, and shall keep Purchaser apprised of the current status of such Proceeding at all times; (ii) Property Owner shall be liable to Purchaser for all reasonable costs, and expenses (including, without limitation, reasonable attorneys’ fees, disbursements, and court costs in connection therewith) actually incurred by Purchaser in connection with such Proceeding; (iii) Purchaser shall cooperate in all reasonable respects with Property Owner (at Property Owner’s sole cost and expense) in the contest and/or defense of such Proceeding; (iv) Property Owner shall promptly send to Purchaser copies of any material documents received by either Property Owner or any Seller Related Parties which relate to such Proceeding; and (v) Purchaser (or its agent or representative) shall have the right but not the obligation to attend meetings and/or conference calls (including, without limitation, with such parties and the attorneys and/or representatives retained by Property Owner and such parties) and to otherwise monitor any such Proceedings.  Notwithstanding the foregoing, (A) if the joint representation of Purchaser or the Purchaser Related Parties (where Purchaser or the Purchaser Related Parties are specifically named as parties to the applicable Proceeding) will create either an actual or potential conflict of interest in the defense of a Claim which conflict is unreasonable to waive, including, without limitation, arising under rules of professional responsibility applicable to legal counsel jointly representing Purchaser or the Purchaser Related Parties, or material and reasonable divergence of business or litigation interests among the joint clients with respect to strategies or objectives in defending the Claim, or potential liability exposure in connection with such Claim; or (B) if Property Owner fails to satisfy the foregoing requirements and obligations of this Section 11.4, Purchaser shall have the right, at Property Owner’s sole cost and expense, to take whatever commercially reasonable actions are necessary to dismiss the Proceeding or to contest and/or defend itself and the Purchaser Related Parties against such Proceeding, provided that Purchaser shall keep Property Owner apprised of the current status of such Proceeding at all times.  In connection therewith, Property Owner covenants and agrees to pay all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, disbursements, and court costs in connection therewith) actually incurred by Purchaser in connection with such Proceeding.  Nothing contained in the foregoing or elsewhere in this Agreement shall apply to, or otherwise cause Property Owner to pay for, any costs or expenses, including attorneys’ fees, incurred by Purchaser or the Purchaser Related Parties in connection with any cross-complaint or other Claims which may be brought by Purchaser or the Purchaser Related Parties with respect to the matters which are the subject of any such Proceeding or otherwise.  Notwithstanding anything to the contrary contained herein, any and all monetary amounts which are the responsibility of Property Owner to pay or expend pursuant to this Section 11.4(b) shall be paid through the release of such amounts from the Holdback Escrow (hereinafter defined).

(c)                               Notwithstanding anything to the contrary set forth in this Agreement or in any of the Seller Documents, Purchaser shall not pursue any claim against Seller for any Losses incurred by Purchaser unless such Losses exceed Fifty Thousand Dollars ($50,000.00) in the aggregate (the “Indemnification Threshold”); provided, however, that if Purchaser’s Losses exceed the Indemnification Threshold, Seller’s indemnity of Purchaser shall be for the aggregate Losses incurred by Purchaser measured from the first dollar of such Losses notwithstanding the foregoing Indemnification Threshold; and provided, further, that Seller’s aggregate liability to Purchaser for the Seller Indemnity Obligations (or for any other matters absent fraud or willful misconduct) shall in no event exceed One Million, Five Hundred Thousand Dollars ($1,500,000) (the “Seller’s Liability Cap”).  At Closing, Seller shall fund One Million, Five Hundred Thousand Dollars ($1,500,000) (as reduced in accordance with this Section 11.4(c), the “Holdback Amount”) into an escrow account to be held by the Escrow Agent (the “Holdback

Escrow”) pursuant to the Post Closing Escrow Agreement attached hereto as Exhibit U (the “Post Closing Escrow Agreement”).  Purchaser shall provide written notice (a “Claim Notice”) to Seller and Escrow Agent of any claim covered by the Seller Indemnity Obligations on or prior to the date that is two hundred seventy (270) days after the Closing Date (the “Holdback Period”).  Within ten (10) days after Seller’s receipt of a Claim Notice, Seller shall either (1) cause Escrow Agent to disburse funds from the Holdback Escrow to Purchaser in an amount equal to the lesser of (A) the Pending Claim Amount set forth in such Claim Notice, or (B) the Holdback Amount; or (2) dispute such claim by delivering written notice (the “Dispute Notice”) to Purchaser and the Escrow Agent.  Should Seller either (x) fail to cause Escrow Agent to disburse funds from the Holdback Escrow to Purchaser in the amount of the Losses set forth in such Claim Notice, or (y) timely issue a Dispute Notice, Purchaser’s sole remedy shall be an action at law for damages in the amount of the aggregate Losses incurred by Purchaser up to, but not in excess of, the Seller’s Liability Cap (less any amounts previously disbursed to Purchaser from the Holdback Escrow).  Notwithstanding the foregoing and as more specifically set forth in the Holdback Escrow Agreement, Escrow Agent shall disburse available funds from the Holdback Escrow to Seller as follows:

RELEASE DATE	RELEASE AMOUNT

On the date 120 days after the Closing Date (the “First Release Date”)

All amounts held in the Holdback Escrow, if any, that exceed the sum of (i) $1,100,000 plus (ii) any Pending Claim Amounts (i.e., if there is $1,500,000 in the Holdback Escrow on the 120th day following the Closing Date, and a Pending Claim Amount of $400,000, whether or not the same have been fully adjudicated, then zero dollars ($0.00) shall be disbursed from the Holdback Escrow until the Second Release Date (defined below), at the earliest).

On the date 180 days after the Closing Date (the “Second Release Date”)	All amounts held in the Holdback Escrow, if any, that exceed the sum of (i) $500,000 plus (ii) any Pending Claim Amounts
On the date 270 days after the Closing Date (the “Final Release Date”)	All amounts remaining in the Holdback Escrow, if any, less any Pending Claim Amounts.

For avoidance of doubt, notwithstanding the fact that Seller’s Indemnity Obligations are limited pursuant to and in accordance with this Section 11.4(c), it is expressly understood and agreed that any and all Seller Excluded Liabilities are retained by Seller for all purposes.

(d)                              Purchaser hereby acknowledges, covenants and unconditionally, absolutely and irrevocably, agrees to appear, indemnify, protect, defend and hold harmless, as well as reimburse, Seller and its affiliates and their respective parents, affiliates, shareholders, officers, directors, members, partners, trustees, agents, representatives and employees (collectively, the “Seller Related Parties”) to the fullest extent provided by law, from and against, and for, any and all Claims, but specifically excluding any consequential, speculative, special or punitive damages, and for all Losses actually incurred by Seller or any Seller Related Parties as a direct result of such Claims, to the extent the Closing occurs and such Claims and Losses result from any of the following (collectively, the “Purchaser Indemnity Obligations”):

(i)                                  any and all Purchaser Excluded Liabilities;

(ii)                              any breach or default by Purchaser of this Agreement including, without limitation, the Purchaser’s Representations contained in, and as limited under, this Agreement and any document or instrument executed and delivered by Purchaser to Seller in connection herewith, including without limitation, the Assignment and Assumption of Leases, the Assignment and Assumption of Bookings and Permits, the Assignment and Assumption of Contracts and the Assignment and Assumption of Intangible Property (each, a “Purchaser Document”); and

(iii)                          any failure of Purchaser to have reported and/or paid any and all taxes assessed or assessable by the City of Nashville, the County of Davidson, the State of Tennessee or any other governmental authority arising or related in any way to the Hotel for the period after the Closing Date, as well as any and all penalties and interest related to any such taxes (including, without limitation, costs incurred in connection with or as a result of any audit, tax inquiry or other proceeding), which are assessed against Seller.

(e)                               In the event that any party making a Claim shall commence or file a Proceeding against Seller or any of the Seller Related Parties, which Proceeding is reasonably likely to result in any Claim subject to indemnification under this Section 11.4(e), then Purchaser shall either, at its option and within ten (10) Business Days after notice by Seller to Purchaser of the filing or commencement of any such Proceeding, promptly pay all amounts and otherwise take whatever commercially reasonable actions necessary to dismiss the Proceeding with prejudice; or undertake the defense thereof by counsel chosen by Purchaser and approved by Seller (which approval shall not be unreasonably withheld or delayed), in which case (i) Purchaser shall be obligated to contest and/or defend Seller or any of the Seller Related Parties against such Proceeding, at Purchaser’s sole cost and expense, and shall keep Seller apprised of the current status of such Proceeding at all times; (ii) Purchaser shall be liable to Seller for all reasonable costs, and expenses (including, without limitation, reasonable attorneys’ fees, disbursements, and court costs in connection therewith) actually incurred by Seller in connection with such Proceeding; (iii) Seller shall cooperate in all reasonable respects with Purchaser (at Purchaser’s sole cost and expense) in the contest and/or defense of such Proceeding; (iv) Purchaser shall promptly send to Seller copies of any material documents received by either Purchaser or any Seller Related Parties which relate to such Proceeding; and (v) Seller (or its agent or representative) shall have the right but not the obligation to attend meetings and/or conference calls (including, without limitation, with  such parties and the attorneys and/or representatives retained by Purchaser and such parties) and to otherwise monitor any such Proceedings.  Notwithstanding the foregoing, (A) if the joint representation of Seller or the Seller Related Parties (where Seller or the Seller Related Parties are specifically named as parties to the applicable Proceeding) will create either an actual or potential conflict of interest in the defense of a Claim which conflict is unreasonable to waive, including, without limitation, arising under rules of professional responsibility applicable to legal counsel jointly representing Seller or the Seller Related Parties, or material and reasonable divergence of business or litigation interests among the joint clients with respect to strategies or objectives in defending the Claim, or potential liability exposure in connection with such Claim; or (B) if Purchaser fails to satisfy the foregoing requirements and obligations of this Section 11.4, Seller shall have the right, at Purchaser’s sole cost and expense, to take whatever commercially reasonable actions are necessary to dismiss the Proceeding or to contest and/or defend itself and the Seller Related Parties against such Proceeding, provided that Seller shall keep Purchaser apprised of the current status of such Proceeding at all times.  In connection therewith, Purchaser covenants and agrees to pay all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, disbursements, and court costs in connection therewith) actually incurred by Seller in connection with such Proceeding.  Nothing contained in the foregoing or elsewhere in this Agreement shall apply to, or otherwise cause Purchaser to pay for, any costs or expenses, including attorneys’ fees, incurred by Seller or the Seller Related Parties in connection with any cross-complaint or other Claims which may be brought by Seller or the Seller Related Parties with respect to the matters which are the subject of any such Proceeding or otherwise.

(f)                                Seller’s and Purchaser’s obligations under this Section 11.4 shall survive the Closing for a period of one year, and any Claims not made within such one (1) year period shall be deemed waived.

(g)                               For avoidance of doubt, notwithstanding the fact that the survival of Purchaser’s Indemnity Obligations is limited pursuant to and in accordance with Section 11.4(f), it is expressly understood and agreed that any and all Purchaser Excluded Liabilities are retained by Purchaser for all purposes.

11.5                    Changes to Purchaser’s Representations.  Each of the representations and warranties set forth in Section 11.2 (collectively, “Purchaser’s Representations”) shall be deemed to have been remade at and as of the Closing Date with the same force and effect as if first made on and as of such date. Purchaser shall have the right to update Purchaser’s Representations at Closing to reflect any Permitted Assignee.  Purchaser’s Representations shall survive the Closing for a period of two hundred seventy (270) days.

11.6                    Knowledge.  As used herein, the term “to Seller’s knowledge”, “to knowledge of Seller” and words of similar import, shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of Jon A. Cummins, Stephen Eckley, Robert Spinos and Stephen Andre without inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity.  Seller represents and warrants that Jon A. Cummins, Stephen Eckley, Robert Spinos and Stephen Andre are the person(s) within Seller’s organization who, in the Ordinary Course of Business, would be likely to have knowledge of the matters set forth in Seller’s Representations.  As used herein, the term “to Purchaser’s knowledge”, “to knowledge of Purchaser” and words of similar import, shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of Michael G. Medzigian, Michael Coolidge and Gil Murillo without inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity.  Purchaser represents and warrants that Michael G. Medzigian, Michael Coolidge and Gil Murillo are the person(s) within Purchaser’s organization who, in the Ordinary Course of Business, would be likely to have knowledge of the matters qualified “to Purchaser’s knowledge”.

12.                            Brokers.

12.1                    Purchaser represents and warrants that Purchaser has not dealt with any broker, agent, finder or similar party in connection with the transaction contemplated hereby, and Purchaser hereby indemnifies and holds harmless Seller and each Seller Exculpated Party from any liability, cost or expense (including, without limitation, reasonable attorneys’ fees and costs of enforcement of the foregoing indemnity) arising out of the falsity of the foregoing representation.

12.2                    Seller represents and warrants that Seller has not dealt with any broker, agent, finder or similar party in connection with the transaction contemplated hereby, and Seller hereby indemnifies and holds harmless Purchaser and each Purchaser Exculpated Party from any liability, cost or expense (including, without limitation, reasonable attorneys’ fees and costs of enforcement of the foregoing indemnity) arising out of the falsity of the foregoing representation.

12.3                    The provisions of this Section 12 shall survive the Closing or any earlier termination of this Agreement.

13.                            Condemnation and Destruction.

13.1                    If, prior to the Closing Date a Non-Material Taking occurs, then (a) Seller shall promptly notify Purchaser of such fact, (b) Purchaser shall not have any right to terminate this Agreement and this Agreement shall continue in effect, (c) at the Closing, Purchaser shall accept the Property subject to such Non-Material Taking or so much of the Property as remains after such Non-Material Taking, as the case may be, with no abatement of the Purchase Price, and (d) at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all condemnation proceeds and/or awards for such Non-Material Taking.  If, prior to the Closing Date, a Material Taking occurs, then (i) Seller shall promptly notify Purchaser of such fact and (ii) Purchaser shall have the right (in its sole and absolute discretion) to terminate this Agreement by delivering notice of such termination to Seller on or before the date ten (10) Business Days after it receives such notice from Seller, and the Closing Date shall be extended as necessary to permit Purchaser such ten (10) Business Day period.  In the event that Purchaser fails to exercise such termination right within such ten (10) Business Day period, Purchaser shall be deemed to have waived such termination right, in which event the provisions of the first sentence of this Section 13.1 shall apply to such Material Taking.  In the event that Purchaser delivers a notice of termination within such ten (10) Business Day period, this Agreement shall terminate, Escrow Agent shall immediately return the Downpayment to Purchaser, the parties shall each pay one-half (1/2) the cost of escrow, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations.

13.2                    If, prior to the Closing Date a Non-Material Casualty (as hereinafter defined) occurs, then (a) Seller shall promptly notify Purchaser of such fact, (b) Purchaser shall not have any right or option to terminate this Agreement and this Agreement shall continue in effect, (c) at the Closing Purchaser shall accept the Property in its then “as is” condition with no abatement of the Purchase Price, and (d) at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all insurance proceeds payable in connection with such Non-Material Casualty, and Purchaser shall receive a credit against the Purchase Price at the Closing in the amount of any loss deductible payable in connection with such insurance proceeds.  If, prior to the Closing Date, a Material Casualty (as hereinafter defined) occurs, then (i) Seller shall promptly notify Purchaser of such fact and (ii) Purchaser shall have the right (in its sole and absolute discretion) to terminate this Agreement by delivering notice of such termination to Seller on or before the date ten (10) Business Days after it receives such notice from Seller, and the Closing Date shall be extended as necessary to permit Purchaser such ten (10) Business Day period.  If Purchaser fails to exercise such termination right within such ten (10) Business Day period, Purchaser shall be deemed to have waived such termination right, in which event (x) Purchaser shall not have any right or option to terminate this Agreement due to such Material Casualty and this Agreement shall continue in effect, (y) at the Closing Purchaser shall accept the Property in its then “as is” condition with no abatement of the Purchase Price, and (z) at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all insurance proceeds payable in connection with such Material Casualty, and Purchaser shall receive a credit against the Purchase Price at the Closing in the amount of any loss deductible payable in connection with such insurance proceeds.  In the event that Purchaser delivers a notice of termination within such ten (10) Business Day period, this Agreement shall terminate, Escrow Agent shall immediately return the Downpayment to Purchaser, the parties shall each pay one-half (1/2) the cost of escrow, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations.

13.3                    As used herein, the following terms shall have the following meanings:

“Casualty” means any fire, casualty or other damage of any kind whatsoever (insured or uninsured) to the Property.

“Material Casualty” means a Casualty that is reasonably estimated to (i) cost more than One Million Dollars ($1,000,000) to restore, repair or remediate, as reasonably estimated by Seller and Purchaser, or (ii) that materially damages any area of the Property necessary for the day to day operation of the Hotel and that cannot reasonably be expected to be repaired within forty-five (45) Business Days.

“Material Taking” means a Taking which results in (i) a condemnation award or estimated condemnation award in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) or more, or (ii) the loss of or any portion of the Real Property that would cause a loss of ingress or egress to the Real Property, cause the Property not to comply with applicable zoning laws or ordinances or otherwise materially adversely affects the operation of the Hotel.

“Non-Material Casualty” means any Casualty other than a Material Casualty.

“Non-Material Taking” means any Taking other than a Material Taking.

“Taking” means any taking of any portion of the Property by condemnation or eminent domain.

14.                            Escrow.

14.1                    The Escrow Agent shall deposit the Initial Deposit, the Additional Deposit and all other monies constituting part of the Downpayment hereunder in an interest bearing escrow account in a federally insured institution.

14.2                    If the Closing takes place, the Escrow Agent shall deliver the Downpayment to, or upon the instructions of, Seller at the Closing.

14.3                    If this Agreement is terminated in accordance with the terms hereof or if the Closing does not take place under this Agreement by reason of the failure of Purchaser or Seller to comply with its obligations hereunder, then Escrow Agent shall pay the Downpayment as required by the terms of this Agreement, provided, however, that notwithstanding the foregoing, Escrow Agent shall not pay over the Downpayment to any party hereunder unless and until the following procedure is complied with:

The party requesting disbursement of the Downpayment (the “Requesting Party”) shall deliver notice to Escrow Agent and the other party hereto requesting such disbursement.  Within three (3) Business Days after receipt of such notice of request, Escrow Agent shall deliver notice to all other parties hereto stating that the Requesting Party has requested a disbursement of the Downpayment (and including a copy of the Requesting Party’s notice) and if, within five (5) Business Days after receipt of Escrow Agent’s notice, the non-requesting party does not contest such disbursement by written notice to Escrow Agent, then Escrow Agent shall make the disbursement as requested by the Requesting Party.  If the non-requesting party does contest the disbursement of the Downpayment by timely written notice to Escrow Agent under this Section 14.3, then Escrow Agent shall not make any disbursement except as provided in Section 14.5 below.

14.4                    It is agreed that:

(a)                               the duties of the Escrow Agent are only as herein specifically provided and are purely ministerial in nature, and the Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence, as long as the Escrow Agent has acted in good faith;

(b)                              in the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either or both of the parties or their successors;

(c)                               the Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so;

(d)                              the Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Seller and Purchaser, and to the extent such modification, cancellation or rescission of this Agreement would affect the Escrow Agent’s rights or obligations under this Agreement, by the Escrow Agent;

(e)                               Seller and Purchaser shall jointly and severally reimburse and indemnify the Escrow Agent for, and hold it harmless against, any and all loss, liability, costs or expenses in connection herewith, including reasonable attorneys’ fees and disbursements, incurred without willful misconduct or gross negligence on the part of the Escrow Agent arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, as well as the reasonable costs and expenses of defending against any claim or liability arising out of or relating to this Agreement; and

(f)                                Seller and Purchaser each hereby release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith without gross negligence or willful misconduct in the performance of its duties hereunder.

14.5                    The Escrow Agent is acting as a stake-holder only with respect to the Downpayment.  If there is any dispute as to whether the Escrow Agent is obligated to deliver all or any portion of the Downpayment or as to whom the proceeds of the Downpayment are to be delivered, the Escrow Agent shall not be required to make any delivery, but in such event the Escrow Agent shall hold the Downpayment until receipt by the Escrow Agent of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Downpayment, or, in the absence of such authorization, the Escrow Agent shall hold the Downpayment, until the final determination of the rights of the parties in an appropriate proceeding.  If such written authorization is not given, or proceedings for such determination have not begun within ninety (90) days after the date the Escrow Agent receives written notice of such dispute, and thereafter diligently continued, the Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Downpayment in court, pending such determination.  The Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Downpayment, or if the Downpayment is split between the parties hereto, such costs of the Escrow Agent shall be split, pro rata, between Seller and Purchaser, based upon the amount of Downpayment received by each.  Upon making delivery of the Downpayment, in the manner provided in this Agreement, the Escrow Agent shall have no further liability hereunder.

14.6                    The Escrow Agent has executed this Agreement solely to confirm that, upon receipt thereof, the Escrow Agent will hold the Downpayment in escrow, pursuant to the provisions of this Agreement.

15.                            Closing Costs.  In the event that the parties proceed to Closing hereunder:

15.1                    Seller shall pay for (a) one-half (1/2) of the cost of any escrow or settlement fees charged by Escrow Agent (the “Escrow Fees”), (b) all State, County and/or local transfer taxes (including deed transfer taxes), and (c) all sales and use taxes with respect to the transaction contemplated hereby.

15.2                    Purchaser shall pay for (a) one-half (1/2) of the Escrow Fees, (b) the cost of recording the Deed and other documents to be recorded, (c) all title insurance premiums (and all endorsements to the Title Policy) and all other title insurance company charges (including all search and exam fees), (d) all costs relating to the Updated Survey, and (e) all other due diligence/inspection costs.

15.3                    Each party shall pay its own legal fees and all of its other expenses in connection with this transaction.  Any other costs not specifically provided for in this Section shall, except as otherwise provided herein, be paid by the party customarily assessed for such costs in similar transactions in Nashville, Tennessee.

16.                            Seller’s Covenants.  Seller covenants and agrees as follows:

16.1                    Between the Effective Date and the Closing Date or earlier termination of this Agreement, Seller will cause the Hotel to be operated in the Ordinary Course of Business in accordance with the standards of operation as of the Effective Date, and will provide or cause to be provided substantially such services with respect to the Property (including operation, maintenance and repair) that have been provided by Seller in the past in accordance with its customary practice.

16.2                    Between the Effective Date and the Closing Date or earlier termination of this Agreement, Seller will maintain casualty and liability insurance with respect to the Property (which insurance may be effected under a blanket policy or policies of insurance) in accordance with its past practice (but in all events including replacement cost coverage).

16.3                    Between the Effective Date and the Closing Date or earlier termination of this Agreement, subject to Section 34, Seller will make all books, records, billing information, Leases, Contracts and other documents relating to the operation of the Property available to Purchaser and its accountants and attorneys, upon advance written request therefor, and will permit Purchaser, Purchaser’s accountants and attorneys to examine the same, during regular business hours, at Purchaser’s sole cost and expense, provided, however, notwithstanding the foregoing, Seller shall not be required to make available to Purchaser any of the foregoing to the extent that same (i) constitutes privileged information pertaining to any potential or existing litigation or other proceeding or (ii) constitutes confidential information prepared by Seller pertaining to internal evaluations, appraisals, reports or other documentation and information pertaining to the business relationships among the members comprising Seller.  The making available to Purchaser of the foregoing shall in no event be deemed to constitute a representation by Seller as to the accuracy, correctness or completeness thereof.

16.4                    Between the Effective Date and the Closing Date or earlier termination of this Agreement, subject to the rights of all tenants and other occupants of the Property, Seller will permit Purchaser and its engineers, at Purchaser’s sole cost and expense, to inspect the Property and all portions thereof from time to time upon reasonable advance request therefor and accompanied by a representative of Seller; provided, however, Purchaser will not be permitted to perform any such inspection unless and until Purchaser delivers to Seller reasonably satisfactory evidence that Purchaser has obtained insurance reasonably acceptable to Seller, which insurance shall name Seller and Hotel Manager as additional insureds (it being agreed by Purchaser that such insurance shall provide for a minimum of One Million Dollars ($1,000,000), per occurrence, and Two Million Dollars ($2,000,000), in the aggregate, of liability insurance in the event of property damage and death or personal injury).  In no event shall Purchaser be permitted to conduct any drilling or other invasive testing of the Property without the prior written consent of Seller, which shall not be unreasonably withheld or delayed.  Purchaser hereby agrees to repair and restore any portion of the Property damaged as a result of any inspection of the Property by Purchaser and, in addition, hereby indemnifies and holds harmless Seller and each Seller Exculpated Party from and against any and all damages, demands, claims, losses, liabilities, costs (including the cost of remediation, if necessary) and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and costs incurred in the enforcement of the foregoing indemnity) incurred by Seller and any Seller Exculpated Party by reason any claims, liabilities or damages caused by entry onto, or inspection of, the Property by Purchaser or Purchaser’s agents, employees, representatives or contractors in connection therewith but expressly excluding (a) any existing conditions at the Hotel so long as following such discovery Purchaser does not exacerbate such conditions through its negligent or willful acts; and (b) those caused by Seller, Hotel Manager or any of their respective agents, employees or contractors.  The indemnity set forth in this Section 16.4 shall survive the Closing or earlier termination of this Agreement.

16.5                    Between the Effective Date and the Closing Date, Seller will cause to be performed all normal operational repairs required to be made to the Property in order to maintain the Property in its condition as of the Effective Date, reasonable wear and tear and natural deterioration and damage by Casualty or condemnation excepted, provided that the foregoing shall not have the effect of requiring Seller to make any repairs or replacements of a capital nature to the Property.

16.6                    Between the Effective Date and the Closing Date or earlier termination of this Agreement, neither Seller, nor any affiliate nor any of their respective members, partners, or agents (including, without limitation, any broker) shall offer, entertain, solicit or negotiate with respect to any inquiries or proposals relating to the possible direct or indirect acquisition of the Property (or any other form of transaction having a similar effect) or make any information about the Property available (for purpose of sale) to any person other than Purchaser, its affiliates and their respective designees, agents and/or authorized third parties.  Seller agrees to direct its broker, if any, to cease the marketing of the Property.  Such restrictions shall be in effect until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement by either party pursuant to the terms and conditions hereof; and thereafter shall be null and void and of no further force or effect.

16.7                    Seller shall reasonably cooperate (without additional cost or expense to Seller or requirement that Seller commence any litigation or proceeding) with the Purchaser in connection with obtaining prior to the Closing a liquor license and/or alcoholic beverage license (a “Liquor License”) necessary to operate the restaurant, bars and lounges presently located on the Property.  If the Liquor License cannot be transferred to Purchaser or Purchaser’s hotel manager by Seller or Hotel Manager, as applicable, or otherwise obtained by Purchaser or Purchaser’s hotel manager prior to the scheduled Closing, then, to the extent permitted by applicable law, Seller shall cooperate (or cause Hotel Manager to cooperate) with Purchaser by entering into the Interim Beverage Management Agreement with respect to the sale of alcoholic beverages at the Hotel, at no additional cost or liability to Seller or Hotel Manager.  Seller shall cooperate with Purchaser or Purchaser’s hotel manager if they elect to apply for an interim/temporary liquor license so that alcoholic beverages may continue to be served at the Hotel pending issuance of the permanent Liquor License, at no additional cost or liability to Seller or Hotel Manager.

16.8                    Seller will not, without the prior approval of Purchaser (in its sole and absolute discretion), sell, exchange, assign, transfer, convey, lease or otherwise dispose of all or any part of the Personal Property or any interest therein except in the Ordinary Course of Business; provided, however, that in the event Purchaser fails to respond to Seller within three (3) Business Days after Purchaser is notified of such desired disposition, such failure to respond shall be deemed to constitute Purchaser’s approval of same.

16.9                    From and after the expiration of the Due Diligence Period, Seller will not, without the prior approval of Purchaser (in its sole and absolute discretion) enter into any contracts, licenses, easements or other agreements relating to the Hotel which will obligate Purchaser or be a charge or lien against the Hotel, except those necessary to the operation of the Hotel in the Ordinary Course of Business and which are terminable without penalty on no more than thirty (30) days’ notice; provided, however, that in the event Purchaser fails to respond to Seller within three (3) Business Days after Purchaser is notified in writing of Seller’s intention to take such proposed actions, such failure to respond shall be deemed to constitute Purchaser’s approval of same.  Seller shall promptly provide written notice to Purchaser of any new agreements entered into by Seller pursuant to this Section 16.9, along with a copy of any such agreements.

16.10            Seller will cause the Hotel to be operated and maintained in the Ordinary Course of Business which undertaking includes, but is not limited to, (a) maintaining the levels of inventories of Furnishings, OS&E and Supplies in the Ordinary Course of Business, including without limitation all linens, and (b) instructing Hotel Manager to enter into Bookings and otherwise take guest room reservations, on Seller’s behalf in the Ordinary Course of Business.  Seller acknowledges that the Purchase Price includes the transfer of Bookings after the Closing Date in accordance with the terms of this Agreement.

16.11            Seller acknowledges and agrees to, promptly following the execution of this Agreement, deliver certain materials and information to PricewaterhouseCoopers LLP, as reasonably required to allow PricewaterhouseCoopers LLP to timely complete the reviews contemplated by this Section 16.11.  Seller shall also use its good faith efforts to also provide such additional information which is deemed relevant and reasonably necessary (as determined by Purchaser) to enable Purchaser and it accountants to prepare financial statements in compliance with (a) Rule 3-05 of Regulation S-X of the Securities and Exchange Commission which is required to be completed and filed with the Securities and Exchanges Commission within seventy-five (75) days after Closing; (b) any other rule issued by the Securities and Exchange Commission and applicable to Purchaser; and (c) any registration statement, report or disclosure statement filed with the Securities and Exchange Commission by, or on behalf of, Purchaser.  Seller shall engage (at Purchaser’s sole cost and expense) PricewaterhouseCoopers LLP to update any and all such required audits.  Seller acknowledges and agrees that the foregoing is a representative description of the information and documentation that Purchaser and its accountants may require in order to comply with (a), (b) and (c) above.  Seller has provided Purchaser with audited Financial Statements for Fiscal Year 2010, 2011 and 2012, and Seller hereby covenants and agrees that PricewaterhouseCoopers LLP is permitted to allow Purchaser to rely upon such audited Financial Statements for the purposes described herein in connection with the audits required to comply with clauses (a), (b) and (c) above.  In connection with the foregoing post-Closing audit(s), and in furtherance of Seller’s obligations to assist Purchaser pursuant to this Section, Seller covenants and agrees to execute and deliver to PricewaterhouseCoopers LLP the representation letters, substantially in the form of which are attached hereto as Exhibits V-1 and V-2, with such changes as may be mutually agreed upon by Seller and PricewaterhouseCoopers LLP (each, a “Representation Letter”), provided that the form of such Representation Letter attached as Exhibit V-1 shall be delivered in connection with the audited Financial Statements for Fiscal Years 2010, 2011 and 2012.  Seller shall also engage (at Purchaser’s sole cost and expense) PricewaterhouseCoopers LLP to perform financial statement reviews for the first calendar quarter of both Fiscal Year 2012 and 2013.  In connection with the foregoing calendar quarter review, and in furtherance of Seller’s obligations to assist Purchaser pursuant to this Section 16.11, Seller covenants and agrees to execute and deliver to PricewaterhouseCoopers LLP the Representation Letter attached as Exhibit V-2.  Seller’s obligations under this Section 16.11 shall survive the Closing for a period of twelve (12) months.  Notwithstanding anything to the contrary contained herein, the representations made by Seller to PricewaterhouseCoopers LLP in the Representation Letters may not be relied upon by Purchaser in any respect and is in no way intended to expand Seller’s representations or liability to Purchaser hereunder.  Purchaser hereby releases and discharges Seller from and against any Claims or liability of any kind relating to the Representation Letters and the audit, as produced.  Purchaser further acknowledges and agrees that the Seller’s representations in the Representation Letters are made solely at Purchaser’s request as an accommodation to benefit Purchaser by facilitating Purchaser’s desire to obtain an audit quickly and efficiently following acquisition of the Property.  As a consequence, except in the case of a willful and knowing material misrepresentation or fraud by Seller in the Representation Letters delivered pursuant to this Section 16.11, Purchaser shall hold harmless and indemnify Seller against any and all liability to PricewaterhouseCoopers LLP and to any third parties related to or arising from its provision of such Representation Letters to PricewaterhouseCoopers LLP.

17.                            Approval of Leases and Contracts.

17.1                    From and after the date that is two (2) Business Days prior to the last day of the Due Diligence Period, in the event that Seller desires to enter into (i) any amendment, modification, renewal or extension of any Existing Lease (a “Proposed Lease Amendment”) or (ii) any new lease affecting any portion of the Property (a “Proposed New Lease”), Seller shall deliver written notice (“Leasing Notice”) to Purchaser, which Leasing Notice shall contain a copy of such Proposed Lease Amendment or Proposed New Lease and request Purchaser’s consent to such Proposed Lease Amendment or Proposed New Lease.  Within five (5) Business Days after Purchaser receives the Leasing Notice, Purchaser shall deliver written notice to Seller approving or disapproving such Proposed Lease Amendment or such Proposed New Lease.  Purchaser may grant or withhold its consent to any such Proposed Lease Amendment or Proposed New Lease in its sole and absolute discretion.  In the event that Purchaser fails to deliver notice disapproving a Proposed Lease Amendment or a Proposed New Lease within the five (5) Business Day period set forth above, Purchaser shall be deemed to have approved such Proposed Lease Amendment or such Proposed New Lease.  If Purchaser shall approve (or be deemed to have approved) a Proposed Lease Amendment or a Proposed New Lease, then Seller shall have the right to execute such Proposed Lease Amendment or Proposed New Lease and upon such execution and delivery, the same shall be deemed to be an “Approved Lease Amendment” or an “Approved New Lease”, as the case may be, for purposes of this Agreement.  If Purchaser shall disapprove a Proposed Lease Amendment or a Proposed New Lease, then Seller shall not enter into such Proposed Lease Amendment or Proposed New Lease.  Prior to the date that is two (2) Business Days prior to the expiration of the Due Diligence Period, there shall be no restriction on the right of the Seller to enter into any amendment, modification, renewal or extension of any Existing Lease or any new lease affecting any portion of the Property, provided that Seller shall deliver a copy of any such amendment, modification, renewal or extension or any such new lease to Purchaser promptly after execution thereof by Seller and in any event at least two (2) Business Days prior to expiration of the Due Diligence Period, and same shall be deemed to be an “Approved Lease Amendment” or an “Approved New Lease”, as the case may be, for purposes of this Agreement.

17.2                    From and after the date that is two (2) Business Days prior to the last day of the Due Diligence Period, in the event that Seller desires to enter into (i) any amendment, modification, renewal or extension of any Existing Contract (a “Proposed Contract Amendment”) or (ii) any new Contract affecting any portion of the Property (a “Proposed New Contract”), Seller shall deliver written notice to Purchaser requesting Purchaser’s consent to such Proposed Contract Amendment or Proposed New Contract.  Within five (5) Business Days after Purchaser receives such request, Purchaser shall deliver written notice to Seller approving or disapproving such Proposed Contract Amendment or such Proposed New Contract.  Purchaser may grant or withhold its consent to any Proposed Contract Amendment or such Proposed New Contract in its sole and absolute discretion.  In the event that Purchaser fails to deliver notice disapproving a Proposed Contract Amendment or such Proposed New Contract within the five (5) Business Day period set forth above, Purchaser shall be deemed to have approved such Proposed Contract Amendment or such Proposed New Contract.  If Purchaser shall approve a Proposed Contract Amendment or such Proposed New Contract, then Seller shall have the right to execute such Proposed Contract Amendment or such Proposed New Contract and upon such execution and delivery, the same shall be deemed to be an “Approved Contract Amendment” or “Approved New Contract” as the case may be, for purposes of this Agreement.  If Purchaser shall disapprove a Proposed Contract Amendment or such Proposed New Contract, then Seller shall not enter into such Proposed Contract Amendment or such

Proposed New Contract.  Prior to the date that is two (2) Business Days before the expiration of the Due Diligence Period, there shall be no restriction on the right of the Seller to enter into any amendment, termination, modification, renewal or extension of any Existing Contract or any new Contract affecting any portion of the Property, provided that such act or omission to act with respect to any Existing Contract or any new Contract is taken in the Ordinary Course of Business and Seller shall deliver a copy of any such amendment, modification, termination, renewal or extension or any such new Contract to Purchaser promptly after execution thereof by Seller and in all events by the date that is two (2) Business Days before the expiration of the Due Diligence Period, and same shall be deemed to be an “Approved Contract Amendment” or “Approved New Contract” as the case may be, for purposes of this Agreement.  Notwithstanding the foregoing, Seller shall have the right, without the necessity of obtaining the approval of Purchaser, to execute any amendment, modification, renewal or extension of an Existing Contract and any new Contract affecting the Property (a) if and to the extent that such amendment, modification, renewal or extension of an Existing Contract or such new Contract will not be binding upon Purchaser after the Closing Date or (b) if such amendment, modification, renewal or extension of an Existing Contract or such New Contract (i) is terminable by Purchaser on not more than thirty (30) days notice without penalty, (ii) is otherwise on reasonable market terms and conditions, and (iii) is not with an affiliate of Seller, and same shall be deemed to be an “Approved Contract Amendment” or “Approved New Contract” as the case may be, for purposes of this Agreement.

18.                            Non-Liability.

Notwithstanding anything to the contrary contained in this Agreement, no director, officer, employee, shareholder, member, manager, partner or agent of Seller nor any of the directors, officers, employees, shareholders, members, managers, partners or agents of any of the directors, officers, employees, shareholders, members, managers, partners or agents of Seller nor any other person, partnership, corporation or trust, as principal of Seller, whether disclosed or undisclosed (collectively, the “Seller Exculpated Parties”) shall have any personal obligation or liability hereunder, and Purchaser shall not seek to assert any claim or enforce any of its rights hereunder against any Seller Exculpated Party. Notwithstanding anything to the contrary contained in this Agreement, no director, officer, employee, shareholder, member, manager, partner or agent of Purchaser nor any of the directors, officers, employees, shareholders, members, managers, partners or agents of any of the directors, officers, employees, shareholders, members, managers, partners or agents of Purchaser nor any other person, partnership, corporation or trust, as principal of Purchaser, whether disclosed or undisclosed (collectively, the “Purchaser Exculpated Parties”) shall have any personal obligation or liability hereunder, and Seller shall not seek to assert any claim or enforce any of its rights hereunder against any Purchaser Exculpated Party.

19.                            Seller’s Default.

Subject to the provisions of Section 19 hereof, if Seller shall default under this Agreement, and such default shall continue for three (3) Business Days following receipt by Seller of written notice thereof from Purchaser (which three (3) Business Days shall, if necessary, automatically extend the Closing Date to the expiration of such three (3) Business Day period), then Purchaser, as its sole remedy (Purchaser specifically waiving any right to bring an action for monetary damages except to collect prevailing parties’ fees in accordance with Section 31 below, including, without limitation, consequential, speculative or punitive damages except as expressly set forth in Section 19(b) below), may either:

(a)                               Proceed to Closing with a reduction in the Purchase Price equal to the amount required to cure such default to Purchaser’s reasonable satisfaction, in which case Purchaser shall be deemed to have waived Seller’s default in performing its obligations and covenants under this Agreement;

provided, however, that the foregoing reduction in the Purchase Price shall in no event exceed Two Hundred Fifty Thousand Dollars ($250,000); or

(b)                              terminate this Agreement whereupon this Agreement shall be terminated, Escrow Agent shall immediately return the Downpayment to Seller, Seller shall pay all costs of escrow, and neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations, except that Purchaser shall have the right to recover from Seller its actual out-of-pocket costs (including reasonable attorneys’ fees) up to Two Hundred Thousand Dollars ($200,000) in connection with the transaction contemplated by this Agreement, which shall be a Surviving Obligation of Seller; or

(c)                               bring an action against Seller to seek specific performance of Seller’s obligations hereunder within sixty (60) days following the scheduled Closing Date; provided, however, if Purchaser elects to pursue any action for specific performance and such remedy is not available or enforceable by Purchaser, Purchaser shall still have the right to terminate this Agreement and pursue its other remedies provided for herein.  Such action for specific performance will not be construed to require Seller to cure any title defect (except as specifically provided in Section 8.4), cure any false representation or cause any third party to take any action with respect to the Property or the Seller.

Except following Purchaser’s failed attempt to enforce its rights to specific performance as provided in Section 19.1(c) above, if Purchaser believes that Seller has defaulted as aforesaid prior to the Closing Date, then Purchaser shall be required to elect one of the remedies set forth above no later than twenty (20) days after Purchaser’s delivery of the default notice contemplated by this Section 19 and if Purchaser fails to make such an election same shall conclusively mean that Purchaser has determined to proceed under Section 19(b) above.  Notwithstanding anything to the contrary contained in this Agreement, if, to Purchaser’s knowledge, Seller has defaulted in any respect under this Agreement prior to the Closing Date and nonetheless proceeds to Closing, then same shall be deemed to be a waiver by Purchaser of any further right to make a claim arising out of such default.  This Section 19 shall survive the Closing or earlier termination of this Agreement.

20.                            Condition of Property.

20.1                    Except as otherwise expressly provided in this Agreement or in any document delivered by Seller at Closing (this Agreement and such other documents, collectively, “Transaction Documents”), Purchaser shall accept the Property at the Closing in its “as is”, “where is” condition with all faults as of the Closing Date.  Purchaser agrees that, except as expressly set forth in the Transaction Documents, Seller shall not be liable for any latent or patent defects in the Property, and shall not be bound in any manner whatsoever by any guarantees, promises, projections, operating expenses, set-ups or other information pertaining to the Property made, furnished or claimed to have been made or furnished by Seller or any other person or entity, including, without limitation, any broker, or any partner, member, manager, shareholder, employee, agent, attorney or other person representing or purporting to represent Seller whether verbally or in writing.  Purchaser acknowledges that neither Seller nor any of the employees, agents or attorneys of Seller has made any verbal or written representations or warranties whatsoever to Purchaser, whether express or implied, except as expressly set forth in the Transaction Documents and, in particular, except as otherwise expressly provided in this Agreement or in any Transaction Document, that no such representations and warranties have been made with respect to the physical or environmental condition or operation of the Property, the layout or footage of the Property, the actual or projected revenue and expenses of the Property or any of the Leases, zoning, environmental, and other laws, regulations and rules applicable to the Property, or the compliance of the Property therewith, the quantity, quality or condition of the articles of personal property and fixtures included in the transactions contemplated hereby, the use or occupancy of the Property or any part thereof or any other matter or thing affecting or relating to the Property or the transactions contemplated hereby, except as specifically set forth in the Transaction Documents.  Purchaser has not relied and is not relying upon any representations or warranties, other than the representations and warranties expressly set forth in the Transaction Documents, or upon any statements made in any informational materials with respect to the Property provided by Seller or any other person or entity, including the any broker or any shareholder, member, manager, employee, agent, attorney or other person representing or purporting to represent Seller or any broker.  Without limitation of the foregoing, Purchaser specifically acknowledges and agrees that, except as set forth in the Transaction Documents, it has assumed the risk of changes in the condition of the Property between the Effective Date and the Closing Date and no adverse change in such condition shall grant Purchaser any right to terminate this Agreement or to obtain any damages against Seller (excluding any breach of any representation and warranty made by Seller in this Agreement or any of the Transaction Documents).  IN ADDITION TO, AND WITHOUT LIMITATION OF THE FOREGOING, EXCEPT AS SET FORTH IN THE TRANSACTION DOCUMENTS, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, TITLE, MARKETABILITY, FITNESS, OR SUITABILITY FOR A PARTICULAR PURPOSE OF THE PROPERTY OR ANY COMPONENT THEREOF, AND THE PROPERTY AND EACH COMPONENT THEREOF ARE SOLD IN AN “AS IS”, “WHERE IS” CONDITION, WITH ALL FAULTS.  BY EXECUTING THIS AGREEMENT, EXCEPT AS SET FORTH IN THE TRANSACTION DOCUMENTS, PURCHASER AFFIRMS AND AGREES THAT (A) PURCHASER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PROPERTY OR ANY COMPONENT THEREOF FOR ANY PARTICULAR PURPOSE, (B) SELLER MAKES NO WARRANTY THAT THE PROPERTY OR ANY COMPONENT THEREOF ARE FIT FOR ANY PARTICULAR PURPOSE, AND (C) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PROPERTY OR ANY COMPONENT THEREOF.  PURCHASER HAS BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND EACH COMPONENT THEREOF AND HAS DETERMINED TO PURCHASE THE PROPERTY AND EACH COMPONENT THEREOF BASED ON SUCH INSPECTION.

PURCHASER ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES AND OTHER PROVISIONS CONTAINED IN THIS SECTION 20 WERE A MATERIAL FACTOR IN SELLER’S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER IS UNWILLING TO SELL THE PROPERTY TO PURCHASER UNLESS SELLER IS RELEASED AS EXPRESSLY SET FORTH ABOVE.  PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF.  THE TERMS AND CONDITIONS OF THIS SECTION 20 WILL EXPRESSLY SURVIVE THE CLOSING, AND WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.

20.2                    Without limiting the generality of the provisions of Section 20.1, Purchaser specifically acknowledges and agrees as follows:

(a)                               Except as otherwise expressly provided in this Agreement or in any Transaction Document, neither Seller nor any other party acting (or purporting to act) on behalf of Seller, has made any representation or warranty of any kind of nature concerning any environmental condition existing at the Property;

(b)                              Seller has delivered to Purchaser copies of the Environmental Reports listed on Exhibit T (the matters stated therein being referred to as the “Environmental Disclosed Matters”);

(c)                               Purchaser shall take title to the Property subject to any and all environmental conditions  thereat, whether known or unknown, disclosed or undisclosed, which existed prior to the expiration of the Due Diligence Period including, without limitation, the Environmental Disclosed

Matters (collectively, the “Environmental Conditions” and each an “Environmental Condition”); provided, however, in the event that any Environmental Condition arises from and after the expiration of the Due Diligence Period which (i) was not created by, consented to or otherwise permitted by Seller, Hotel Manager or any of their respective affiliates, (ii) Seller does not agree to cure to Purchaser’s reasonable satisfaction prior to the Closing, and (iii) the remediation costs relating thereto are reasonably determined by the parties to exceed Two Hundred Fifty Thousand Dollars ($250,000), Purchaser shall have the right to terminate this Agreement upon written notice to Seller whereupon this Agreement shall terminate, Escrow Agent shall immediately return the Downpayment to Purchaser, the parties shall each pay one-half (1/2) of the costs of escrow, and neither party shall have any obligation to the other except for the Surviving Obligations; provided further, that if such Environmental Condition arises from and after the expiration of the Due Diligence Period and was created by, consented to or otherwise permitted by Seller, Hotel Manager or any of their respective affiliates, Seller shall be obligated to cure prior to Closing, the failure of which shall be a default by Seller of this Agreement and the provisions of Section 19 hereof shall apply with respect to such default; and

(d)                              Purchaser hereby releases Seller and each Seller Exculpated Party from any liability of any kind or nature arising with respect to any Environmental Conditions, and specifically agrees that, except for the representations and warranties expressly provided in this Agreement or in any Seller Document, if any claim is brought against Purchaser arising out of any Environmental Condition Purchaser shall have no claim of any kind or nature against Seller or any Seller Exculpated Party.

21.                            Notices.

                                                All notices, offers or other communications required or permitted to be given shall be in writing and shall be considered as properly given or made (i) upon the date of personal delivery (if notice is delivered by personal delivery), (ii) on the date of delivery, as confirmed by electronic answerback (if notice is delivered by facsimile transmission), (iii) on the day one (1) Business Day after deposit with a nationally recognized overnight courier service (if notice is delivered by nationally recognized overnight courier service), (iv) on the third (3rd) Business Day following mailing from within the United States by first class United States mail, postage prepaid, certified mail, return receipt requested (if notice is given in such manner), or (v) on the date of delivery via electronic mail, provided such notice is also sent to the intended addressee by means described in clauses (i), (ii), (iii) or (iv) above within one (1) Business Day thereafter; and in any case addressed to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other).  Any notices given hereunder may be given by the counsel for the respective party.

If to Seller:

1808 West End Owner, LLC

1808 West End Operating, LLC

c/o Amerimar Enterprises, Inc.

Two Liberty Place, Suite 3500

Philadelphia, Pennsylvania 19102

Attn: Jon A. Cummins
Facsimile: (215) 893-6060

with a copy to:

Kurtz & Revness, P.C.

1265 Drummers Lane, Suite 209

Wayne, Pennsylvania  19087

Attn:  Jason A. Mandel, Esquire

Facsimile: (610) 688-2912

If to Purchaser:

CWI Nashville Hotel, LLC

c/o Watermark Capital Partners, LLC

272 E. Deerpath Road, Suite 320
Lake Forest, Illinois 60045

Attention:  Michael G. Medzigian

Facsimile:  (847) 482-8696

With a copy to:

Paul Hastings LLP

515 S. Flower Street, 25th Floor

Los Angeles, California 90071

Attention:  Rick S. Kirkbride, Esq.

Facsimile:  (213) 996-3261

If to Escrow Agent:

First American Title Insurance Company

633 Third Avenue

New York, New York 10017

Attention:  David Smedley

Facsimile: (212) 331-1620

22.                            Entire Agreement.

This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and all agreements heretofore had or made between the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of said parties.

23.                            Amendments.

This Agreement may not be changed, modified or terminated, unless and then only to the extent expressed in a mutually executed written agreement.  Any purported modification which is not so expressed in a mutually executed written agreement shall be void.

24.                            No Waiver.

No waiver by either party of any failure or refusal to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

25.                            Successors and Assigns.

The provisions hereof shall inure to the benefit of, and shall be binding upon, the heirs, executors, administrators, successors and assigns of the respective parties, provided, however, Purchaser may not assign this Agreement or any of Purchaser’s rights hereunder or permit a Change of Control (as hereinafter defined) without the prior written consent of Seller, except that Purchaser shall have the right, upon prior written notice to Seller, but without Seller’s consent, to assign this Agreement to a Permitted Assignee (as hereinafter defined) provided that (a) Purchaser provides Seller with the name, signature block, address and federal taxpayer identification number and other information pertaining to the proposed Permitted Assignee reasonably requested by Seller not later than five (5) days prior to the Closing Date, (b) such Permitted Assignee assumes all of the obligations of Purchaser under this Agreement pursuant to an assignment and assumption agreement in form reasonably acceptable to Seller and such Permitted Assignee, and (c) no such assignment shall have the effect of delaying the Closing in any respect.  As used herein, a “Permitted Assignee” shall mean any person or entity directly or indirectly controlled by Michael G. Medzigian.  For purposes of this Section 25, a “Change of Control” shall mean any direct or indirect change in the beneficial ownership or composition of Purchaser that would cause Purchaser not to be a Permitted Assignee; and “control” and its derivations shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any person or entity, or the power to veto major policy decisions of such person or entity, whether through the ownership of voting securities, by agreement, or otherwise, provided that, notwithstanding the foregoing, W.P. Carey, Inc., Carey Watermark Investors Incorporated and Watermark Capital Partners, LLC or any entity managed or advised by W.P. Carey, Inc., Carey Watermark Investors Incorporated and Watermark Capital Partners, LLC or any subsidiary of any such entities (and without regard to the percentage of equity ownership any of them may have in such entity), shall be deemed a “Permitted Assignee” of Purchaser for all purposes under this Agreement

26.                            Partial Invalidity.

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

27.                            Paragraph Headings.

The headings of the various paragraphs of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain or restrict any of the provisions of this Agreement.

28.                            Governing Law.

This Agreement shall be governed by, and shall be interpreted, construed and enforced in accordance with, the laws of the State of Tennessee without regard to its rules regarding conflicts of law.

29.                            Binding Effect.

This Agreement does not constitute an offer to sell and shall not bind Seller unless and until Seller, in its sole discretion, elects to be bound hereby by executing and delivering to Purchaser a counterpart hereof.

30.                            No Recording or Lis Pendens.

The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded, and Purchaser agrees not to file any lis pendens or other instrument against the Property in connection herewith.  In furtherance of the foregoing, Purchaser (a) acknowledges that the filing of a lis pendens or other evidence of Purchaser’s rights or the existence of this Agreement could cause significant monetary and other damages to Seller and (b) hereby indemnifies Seller (and each Seller Exculpated Party) from and against any and all liabilities, damages, losses, costs or expenses (including, without limitation, reasonable attorneys’ fees and costs incurred in the enforcement of the foregoing indemnification obligation) arising out of the breach by Purchaser of any of its obligations under this Section 30.  The provisions of this Section 30 shall survive the Closing or any earlier termination of this Agreement.  Nothing set forth in this Section 30 shall limit the right of Purchaser to file a lis pendens in connection with an action for specific performance as otherwise permitted under this Agreement; provided, however, in the event the judicial determination of such action seeking specific performance shall be adverse to Purchaser (or if Purchaser shall voluntarily withdraw such action), then, after any appeals being resolved in favor of Seller (or the time to appeal having expired without either party having filed an appeal), Purchaser shall, promptly upon Seller’s request, take such actions as are necessary to remove and discharge such lis pendens.

31.                            Prevailing Party to Receive Attorneys’ Fees.

In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to receive from the losing party an amount equal to the prevailing party’s costs incurred in such litigation, including, without limitation, the prevailing party’s attorneys’ fees, costs and disbursements. The provisions of this Section 31 shall survive the Closing or any earlier termination of this Agreement.

32.                            Tax-Free Exchange.

In the event that Seller desires to effectuate the transaction contemplated by this Agreement as a tax-free exchange, then upon request made by Seller, Purchaser shall reasonably cooperate with Seller in effectuating such tax-free exchange, such cooperation to include, without limitation, executing and delivering all documents and instruments necessary, for such purpose, provided that (a) Seller shall reimburse Purchaser for any and all costs or expenses incurred by Purchaser in connection with such cooperation (including without limitation reasonable attorneys’ fees), (b) Purchaser shall be exposed to no material liability as a result of such cooperation, (c) Seller shall continue to be responsible for all obligations of Seller arising under this Agreement, (d) notwithstanding anything to the contrary contained herein, under no circumstances will the Closing Date be extended on account of such tax-free exchange, and (e) Seller shall indemnify Purchaser and the Purchaser Exculpated Parties from any liability, damage, cost or expense (including reasonably attorneys’ fees) relating to or arising out of such tax-free exchange and such indemnification obligation shall be a Surviving Obligation.

33.                            Confidentiality.

33.1                    Purchaser acknowledges that any documents, instruments, records or other information delivered by Seller to Purchaser pursuant to the provisions of this Agreement, excluding publicly available information (collectively, the “Information”), shall be kept confidential by Purchaser, will not be used for any purpose other than in connection with Purchaser’s due diligence (the “Evaluation”) of the

Property pursuant to the terms of this Agreement, and, except as provided in Section 33.2 of this Agreement, Purchaser shall neither disclose nor allow the disclosure of the Information to anyone other than such of Purchaser’s potential Permitted Assignees or Purchaser’s or such potential Permitted Assignees’ respective directors, officers, lenders, investors, partners, employees, agents, counsel, consultants, or representatives (collectively, “Purchaser’s Representatives”) as are appropriate in order to conduct such Evaluation, to comply with Purchaser’s obligations under or otherwise implement the transactions contemplated by, this Agreement or to evaluate this Agreement and the Property.  Purchaser shall (a) inform each of Purchaser’s Representatives receiving Information of the confidential nature of the Information and (b) direct Purchaser’s  Representatives to treat the Information confidentially and not to use it other than in connection with such Evaluation.  Purchaser shall not circulate, and will not permit to be circulated, the terms of, nor the existence of, any Information other than to Purchaser’s Representatives as provided in this Section 33.1.  Notwithstanding Section 33.4, all of Purchaser’s obligations pursuant to this Section 33.1 shall terminate upon the consummation of the Closing.

33.2                    Notwithstanding the provisions of Section 33.1, above, Purchaser shall be permitted to disclose Information: (a) if required by any law, rule, or regulation, or any subpoena, interrogatory, civil investigation, demand, or similar process applicable to Purchaser or (b) pursuant to the order of any court of competent jurisdiction requiring such disclosure.  In any of the instances described in clause (a) or (b) of the preceding sentence, Purchaser shall promptly notify Seller of such required disclosure to permit Seller to seek a protective order or to take other appropriate action to waive Purchaser’s compliance with the provisions of this Section 33.  Purchaser shall also, if so requested, cooperate (at no cost or expense to Purchaser) in Seller’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Information.

33.3                    Any Information furnished to Purchaser or any of Purchaser’s Representatives by Seller or any direct or indirect member, manager, partner, officer, director, employee, contractor, attorney, asset manager, management company, appraiser, engineer or agent of Seller (each a “Seller’s Representative” and, collectively, “Seller’s Representatives”) will be deemed for the purposes of this Agreement to have been furnished by Seller.  Purchaser shall, as soon as reasonably possible upon Seller’s request or upon the termination of this Agreement, return to Seller all written Information and any other written material containing or reflecting any of the Information that has been provided to us and will not retain any copies, extracts, or other reproductions in whole or in part of such written Information or materials.  Purchaser acknowledges that (a) except as expressly set forth in the Transaction Documents, neither Seller nor any Seller’s Representatives makes any representation or warranty as to the accuracy or completeness of any such information, and except as set forth in this Agreement, (b) Purchaser shall conduct its review and investigation of the Information, (c) except as expressly set forth in the Transaction Documents, Purchaser is not relying on any express or implied representations, (d) except as expressly set forth in the Transaction Documents, Seller and Seller’s Representatives expressly disclaim making any such representations, and (e) except as expressly set forth in the Transaction Documents, neither Seller not any Seller Representative will have any liability to Purchaser or Purchaser’s Representatives resulting from the use of the Information by Purchaser or Purchaser’s Representatives.

33.4                    Seller acknowledges that any Information delivered by Purchaser to Seller pursuant to the provisions of this Agreement, excluding publicly available information, shall be kept confidential by Seller, will not be used for any purpose other than in connection with Seller’s due diligence, and, except as provided in Section 33.2 of this Agreement, Seller shall neither disclose nor allow the disclosure of the Information to anyone other than Seller’s Representatives as are appropriate in order to conduct such due diligence.  Seller shall (a) inform each of Seller’s Representatives receiving Information of the confidential nature of the Information and (b) direct Seller’s Representatives to treat the Information confidentially and not to use it other than in connection with such due diligence for purposes of this

Agreement.  Seller shall not circulate, and will not permit to be circulated, the terms of, nor the existence of, any Information other than to Seller’s Representatives as provided in this Section 33.4.

33.5                    The provisions of this Section 33 shall survive the Closing or any earlier termination of this Agreement.

34.                            Due Diligence Period.

                                                Purchaser shall have the right to conduct a due diligence review of the Property during the period beginning on the Effective Date and ending at 5:00 p.m. (Eastern Time) on the date thirty (30) days after the Effective Date (the “Due Diligence Period”).  On or before the expiration of the Due Diligence Period, Purchaser shall deliver written notice (the “Diligence Notice”) to Seller stating either:

(a)                               That Purchaser elects to terminate this Agreement (which Purchaser may do in its sole and absolute discretion and for any reason or no reason), in which event this Agreement shall terminate and the provisions of Section 9 shall apply to such termination; or

(b)                              That Purchaser elects not to terminate this Agreement, in which event Purchaser shall thereupon be deemed to have waived any right to terminate this Agreement pursuant to the provisions of this Section 34, this Agreement shall continue in full force and effect in accordance with its terms, and the Downpayment shall thereupon be nonrefundable except as otherwise expressly set forth in this Agreement.  The failure of Purchaser to deliver any Diligence Notice to Seller during the Due Diligence Period as provided in the immediately preceding sentence (and/or the failure of Purchaser to deliver the Additional Deposit to the Escrow Agent in accordance with Section 2.1) shall be deemed to be the delivery of a Diligence Notice by Purchaser on the last day of the Due Diligence Period under Section 34(a) above.  Time shall be of the essence with respect to Purchaser’s right and obligation to deliver the Diligence Notice and the Additional Deposit.

35.                            Seller Deliveries.

Not later than two (2) Business Days after the Effective Date, Seller shall deliver to Purchaser all of the documents and agreements described on Exhibit F attached hereto and made a part hereof that are in Seller’s possession or reasonable control (the “Seller Deliveries”).  Except as otherwise provided herein, the Seller Deliveries that are furnished to Purchaser pursuant to this Section 35 are being furnished to Purchaser for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied.  Notwithstanding the foregoing, Purchaser acknowledges that Seller has provided Purchaser with all requested financial statements and other financial documents pertaining to the Hotel for Seller’s period of ownership and any year-to-date financial statements and operating budgets prepared for the Hotel for the current year (collectively, the “Financial Statements”).  After the Effective Date and prior to Closing, Seller shall provide Purchaser with such additional financial documents pertaining to the Hotel as may be reasonably requested by Purchaser as soon as reasonably possible, but in any event at least three (3) Business Days prior to the expiration of the Due Diligence Period.

36.                            Arbitration of Matters in Dispute.

In the event that there is a disagreement between Purchaser and Seller as to any matter arising out of the Agreement for which arbitration is expressly stated to be the sole forum for the resolution of such disagreement (the “Matter in Dispute”), then the Matter in Dispute shall be submitted to arbitration pursuant to the rules of the American Arbitration Association in New York, New York.  Subject to the foregoing, in the event Purchaser or Seller desires to submit a Matter in Dispute to arbitration, then such party (the “Complaining Party”) shall deliver a notice (an “Arbitration Notice”) to the other party hereto (the “Non-Complaining Party”).  In order to be effective, the Arbitration Notice shall (i) state the Matter in Dispute and (ii) state the name of the arbitrator selected by the Complaining Party (the “Complaining Party’s Arbitrator”).  For the avoidance of doubt, the parties hereto acknowledge and agree that any dispute arising out of this Agreement that is not a Matter in Dispute shall not be required to be submitted to arbitration as hereinabove provided.

(a)                               In the event that the Complaining Party delivers an Arbitration Notice, then within fifteen (15) days after receipt of the Arbitration Notice, the Non-Complaining Party shall deliver a notice (the “Arbitration Response Notice”) stating the Non-Complaining Party’s choice of arbitrator (the “Non-Complaining Party’s Arbitrator”).  The failure of the Non-Complaining Party to deliver an Arbitration Response Notice within such fifteen (15) day period shall be deemed agreement by the Non-Complaining Party to use the Complaining Party’s Arbitrator to resolve the Matter in Dispute.  The Complaining Party’s Arbitrator and the Non-Complaining Party’s Arbitrator shall attempt to resolve the Matter in Dispute during the twenty (20) day period after the delivery of the Arbitration Response Notice.  If they cannot resolve the Matter in Dispute during such time period, then the two arbitrators will, within ten (10) days after the expiration of such twenty (20) day period, choose a third arbitrator (the “Third Arbitrator”), who will resolve the Matter in Dispute and make a determination within fifteen (15) days after the date of his appointment.  If the two arbitrators are unable to agree upon the Third Arbitrator within such ten (10) day period, then either party may request that the Third Arbitrator be appointed pursuant to the rules of the American Arbitration Association.  The arbitrators will be entitled to award monetary damages, declaratory relief and injunctive relief interpreting the provisions of the Agreement, however the arbitrators will not be entitled to award punitive or consequential damages or to act inconsistently with the terms of the Agreement.  The arbitrators will be entitled, but not required, to provide that the losing party in any arbitration will pay all or a portion of the prevailing party’s costs incurred in connection therewith, including, without limitation, the costs and fees of the arbitrators, provided, however, if the arbitrators decline to make such a provision, then the costs of the arbitration will be split equally between the parties (except that each party will bear its own attorneys’ fees).  The determination of the arbitrators in the foregoing proceeding shall be binding upon the parties, subject only to the provision of Subsection (c) below.

(b)                              In the event that the arbitrators make a determination in favor of the Complaining Party and the Matters in Dispute is monetary in nature, then the Non-Complaining Party shall pay to the Complaining Party the amount determined by the arbitrators to be necessary to make the Complaining Party whole (the “Arbitrated Amount”) within ten (10) days after the determination is made in such arbitration proceeding, provided, however, in the event the Agreement expressly provides that an escrow of funds (each, a “Funds Escrow”) be established (and such Funds Escrow is established) by the Non-Complaining Party with respect to a monetary Matter in Dispute and the amount in the Funds Escrow is greater than the Arbitrated Amount, then the Non-Complaining Party shall, within such ten (10) day period, instruct the escrow agent to disburse an amount equal to the Arbitrated Amount from the Funds Escrow to the Complaining Party, and the Non-Complaining Party shall be entitled to a return of the remaining funds in the Funds Escrow.  In the event that the arbitrators make a determination in favor of the Complaining Party and the Matter in Dispute is non-monetary in nature, then the Non-Complaining Party shall take such action as is required by the arbitrators in connection therewith within ten (10) days after the determination is made in such arbitration proceeding.  In the event that the arbitrators make a determination in favor of the Non-Complaining Party, then no action shall be required to be taken by the Non-Complaining Party.

(c)                               The parties agree that the arbitration proceeding described in this Section 36 is the sole and exclusive manner in which the parties may resolve Matters in Dispute and the parties fully waive any right to commence an action or proceeding in court arising out of any Matter in Dispute, subject only to the right of a party to bring an action in court to enforce the determination made in an arbitration proceeding.  For the avoidance of doubt the parties hereto acknowledge and agree that any dispute arising out of the Agreement that is not a Matter in Dispute shall not be required to be submitted to arbitration as hereinabove provided.

37.                            Submission to Jurisdiction.

                                                PURCHASER AND SELLER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY TENNESSEE OR FEDERAL COURT SITTING IN DAVIDSON COUNTY, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  PURCHASER AND SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM.

38.                            Waiver of Jury Trial.

                                                PURCHASER AND SELLER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY PURCHASER AND SELLER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  SELLER OR PURCHASER, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY PURCHASER OR SELLER, AS APPLICABLE.

39.                            Conditions Precedent.

Purchaser’s obligation to proceed to Closing under this Agreement is conditioned upon the satisfaction of the following conditions as of the Closing Date:

(a)                               Subject to the provisions of Section 11 of this Agreement, Seller’s Representations set forth in this Agreement shall continue to be true, complete and accurate as of the Closing Date.

(b)                              Seller shall have delivered all of the documents required under this Agreement and performed all of its obligations and covenants under this Agreement.

(c)                               There shall be no judicial, quasi-judicial, administrative or other proceeding initiated by any person that is not an affiliate of Purchaser pending that seeks to enjoin the consummation of the sale and purchase hereunder as of the Closing Date.

(d)                              The Title Company shall be unconditionally committed to issue to Purchaser the Title Policy.

(e)                               The Master Lease shall have been terminated and of no further force or effect with respect to the Property.

(f)                                The Management Agreement shall have been terminated and of no further force or effect with respect to the Property and Hotel Manager shall have vacated the Property (unless Hotel Manager or its affiliate is to be the Purchaser’s hotel manager).

If any of the foregoing conditions have not been satisfied as of the Closing Date (subject to any adjournment or other rights granted to Seller pursuant to this Agreement in respect of such conditions), then Purchaser (in its sole and absolute discretion) may elect to (i) terminate this Agreement by giving Seller written notice to such effect, whereupon this Agreement shall terminate, Escrow Agent shall immediately return the Downpayment to Purchaser, Seller shall pay the expenses of escrow, and the parties shall thereafter have no further rights or liabilities under this Agreement other than those which expressly survive termination of this Agreement, (ii) proceed to Closing notwithstanding such failure of condition without abatement to the Purchase Price, (iii) extend the Closing Date for such additional period of time (not to exceed ten (10) Business Days in the aggregate) as may be reasonably required to allow Seller and/or Purchaser, as applicable, to satisfy such condition precedent; provided, however, if such failure arises from Seller’s or Purchaser’s breach of this Agreement, the foregoing shall not affect either party’s right to avail itself of any remedies provided in this Agreement.

40.                            Taxes.

                                                Seller shall pay all sales, use, franchise and other similar taxes relating to the ownership and operation of the Hotel prior to the Closing Date.  Purchaser shall pay all sales, use, franchise and other similar taxes relating to the ownership and operation of the Hotel on and after the Closing Date.  Each party shall indemnify, defend and hold harmless the other from its failure to perform its obligations under this Section 40 and such indemnification obligations shall be Surviving Obligations.

41.                            No Third Party Beneficiaries.

                                                PURCHASER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, THERE ARE NO THIRD PARTY BENEFICIARIES TO THIS AGREEMENT, AND, ACCORDINGLY, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, NO THIRD PARTY (INCLUDING, WITHOUT LIMITATION, ANY BROKER) SHALL HAVE THE RIGHT TO ENFORCE THIS AGREEMENT FOR ITS BENEFIT OR AGAINST THE INTERESTS OF PURCHASER OR SELLER.  EITHER OF SELLER OR PURCHASER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING.

42.                            Time of Performance.

                                                In the event the provisions of this Agreement provide for the performance of an obligation by Purchaser or Seller on a day other than a Business Day, then the time for the performance of such obligation shall be automatically adjourned to the first Business Day immediately succeeding the day on which such obligation would otherwise be required to be performed.  In the event the provisions of this Agreement provide that Purchaser or Seller shall have the right to adjourn the performance of an obligation by Purchaser or Seller, as applicable, to a day that is other than a Business Day, then Purchaser or Seller, as applicable, shall have the right to adjourn the time for the performance of such obligation to the first Business Day immediately succeeding the day on which such adjourned obligation would otherwise be required to be performed.

43.                            Counterpart Execution; Execution by Electronic Transmission.

This Agreement may be executed in more than one counterpart, each of which, when taken together, shall be deemed to be one instrument.  This Agreement may be executed and delivered by facsimile or other electronic transmission.

(the remainder of this page has intentionally been left blank)

IN WITNESS WHEREOF, this Purchase and Sale Agreement has been duly executed by the parties hereto as of the Effective Date.

SELLER:

Property Owner:

1808 WEST END OWNER, LLC,
a Delaware limited liability company

By:	1808 West End, L.L.C., a Delaware limited liability
company, its Managing Member

	By:	/s/Jon A. Cummins
Jon A. Cummins, President

Federal I.D. No. [20-8807119]

Master Tenant:

1808 WEST END OPERATING, LLC,
a Delaware limited liability company

By:	1808 West End, L.L.C., a Delaware limited liability
company, its Managing Member

	By:	/s/Jon A. Cummins
Jon A. Cummins, President

Federal I.D. No. [20-8807166]

PURCHASER:

CWI NASHVILLE HOTEL, LLC,
a Delaware limited liability company

By:	/s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: President and Chief Executive Officer

Federal I.D. No. [80-0921570]

The undersigned has executed this Purchase and Sale Agreement solely to confirm its acceptance of the duties of the Escrow Agent as set forth in Section 14 hereof.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT X

SELECTED DEFINITIONS

“Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a national holiday, or (iii) a day on which banks are not required to be open for business within the State of Tennessee or the State of New York.

“Compensation” means, with respect to any Employee, all salary and wages which such Employee is entitled to receive at the time in question, together with all employment taxes with respect thereto, including, without limitation, any withholding and employer contributions required under Applicable Law, but expressly excluding all other compensation accrued or payable to such Employee, including, without limitation, any (i) bonus or incentive compensation; (ii) the salary and wages which such Employee is entitled to receive for any vacation time off, sick days and/or personal days but which is unused by such Employee as of the Cut-Off Time, together with all employment taxes with respect thereto; and (iii) health, welfare and other benefits provided to such Employee under any Manager Employee Plans, and employer contributions to, and amounts paid or accrued under, any Manager Employee Plans for the benefit of such Employee (such excluded compensation, the “Other Compensation”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is or has been treated as a single employer with the Hotel Manager, Property Owner or Master Tenant, as applicable, under Section 414(b), (c), (m) or (o) of the Code.

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract (whether oral or written) between the Hotel Manager and any current or former employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract with a current or former employee which is terminable “at will” without any obligation on the part of Hotel Manager, Property Owner or Master Tenant or their respective subsidiaries or affiliates to make any payments or provide any benefits in connection with such termination.

“Pending Claim Amounts” means, for any given date, all Losses which, as of such date, (a) have been set forth in a Claim Notice duly delivered to Seller in accordance with Section 11.4(c), (b) have not been paid or reimbursed to Purchaser from the Holdback Escrow, and (c) have not been successfully disputed by Seller in an action at law with all available appeals being resolved in favor of Seller (or the time to appeal having expired without either party having filed an appeal).

“Purchaser Excluded Liabilities” means, except as otherwise provided for in the Agreement, any lien, encumbrance, liability or obligation of any nature whatsoever, whether fixed or contingent, recorded or unrecorded, known or unknown, with respect to the Hotel (including, without limitation, personal injury or property damage or breach of contract) the events giving rise to which occurred after the Closing, including, but not limited to (subject to the foregoing limitations):  (a) indebtedness, obligations and guarantees not included within the definition of Pre-Closing Accruals; (b) any and all accounts payable or other trade payables not included within the definition of Pre-Closing Accruals; (c) obligations or liabilities relating to acts or omissions of Purchaser or any of its respective affiliates occurring after the Closing or resulting from events occurring after the Closing; (d) to the extent not included within the definition of Pre-Closing Accruals, tax obligations, including without limitation, all federal, state, local or special purpose district tax and withholding liabilities and obligations of Purchaser or any of its respective affiliates with respect to periods after the Closing, and any interest, additions to tax, loss of elections, fines or penalties thereon or with respect to returns filed or required to be filed in connection therewith (including, without limitation, any recapture and including any amounts due of which may come due and owing under applicable law); (e) any liability arising from the termination, discharge, lay-off or other separation from employment of Purchaser’s or any of its respective affiliates’ employees after the Closing; (f) any liability or obligation arising as a result of any grievances or any unfair labor practice charges, any Equal Employment Opportunity Commission claims, wage and hour claims, and unemployment compensation claims, in each case for periods after the Closing; (g) liability incurred or accrued after the Closing for any workers’ compensation premiums or claims pertaining to periods after the Closing or for any common law or statutory claim by an employee or any other person for any injury, occupational disease, aggravation of a previously existing injury or disease; (h) liabilities arising from any claims by third parties for personal injury or property damage arising out of events occurring after the Closing as a result of any violation of Environmental Laws; (i)  liabilities or obligations of Purchaser or its affiliates for brokerage or other commissions relating to the transactions contemplated herein; and (j) liabilities relating to or arising from any contracts between Purchaser and any of its affiliates.

“Pre-Closing Accruals” means all accounts payable, accrued and unpaid expenses, debt service payments, security deposits and similar obligations which accrued prior to the Cut-Off Time.

“Post-Closing Accruals” means all accounts payable, accrued and unpaid expenses, debt service payments, security deposits and similar obligations which accrue after the Cut-Off Time.

“Seller Excluded Liabilities” means, except as otherwise provided for in the Agreement, any lien, encumbrance, liability or obligation of any nature whatsoever, whether fixed or contingent, recorded or unrecorded, known or unknown, with respect to the Hotel, to the extent accrued as of the Closing, whether known to have existed by Seller at the Closing or otherwise, and whether constituting a breach of any representation or warranty by Seller set forth in this Agreement or not, including, without limitation, any and all obligations and liabilities that are known to Seller as of the Closing or become known to Seller after the Closing for acts or omissions (including, without limitation, personal injury or property damage or breach of contract) the events giving rise to which occurred prior to the Closing (whether known to have existed at the Closing or otherwise), including, but not limited to (subject to the foregoing limitations):  (a) indebtedness, obligations and guarantees not included within the definition of Post-Closing Accruals; (b) any and all accounts payable or other trade payables not included within the definition of Post-Closing Accruals; (c) obligations or liabilities relating to acts or omissions of Seller or any of its respective affiliates occurring prior to the Closing or resulting from events occurring prior to Closing; (d) to the extent not included within the definition of Post-Closing Accruals, tax obligations, including without limitation, all federal, state, local or special purpose district tax and withholding liabilities and obligations of Seller or any of its respective affiliates with respect to periods prior to the Closing, and any interest, additions to tax, loss of elections, fines or penalties thereon or with respect to returns filed or required to be filed in connection therewith (including, without limitation, any recapture and including any amounts due of which may come due and owing under applicable law); (e) any liability arising from the termination, discharge, lay-off or other separation from employment of Hotel Manager’s, Seller’s or any of its respective affiliates’ employees prior to the Closing, except as otherwise set forth in this Agreement; (f) any liability or obligation arising as a result of any grievances or any unfair labor practice charges, any Equal Employment Opportunity Commission claims, wage and hour claims, and unemployment compensation claims, in each case for periods prior to the Closing; (g) liability incurred or accrued prior to the Closing for any workers’ compensation premiums or claims pertaining to periods prior to the Closing or for any common law or statutory claim by an employee or any other person for any injury, occupational disease, aggravation of a previously existing injury or disease; (h) liabilities arising from any claims by third parties for personal injury or property damage arising out of events occurring prior to the Closing as a result of any violation of Environmental Laws; (i)  liabilities or obligations of

Seller or its affiliates for brokerage or other commissions relating to the transactions contemplated herein; and (j) liabilities relating to or arising from any contracts between Seller and any of its affiliates.

“Surviving Obligations” shall mean the obligations of Purchaser and/or Seller pursuant to this Agreement that are expressly stated to survive the Closing or the termination of this Agreement.

EXHIBIT F

SELLER DELIVERIES

1	Annual P&Ls with departmental details for period of ownership through December 2012
2	Monthly P&Ls with departmental details for each month 2011, 2012 & YTD 2013
3	Monthly 2013 Forecast
4	Opening balance sheet from acquisition of the Property
5	Fixed asset schedule as of Seller’s acquisition of the Property, and, if not available, the year-end fixed asset schedule in the same year
6	Fixed asset schedule as of 12/31/12
7	Latest available accounts payable aging report
8	Year-end balance sheets for period of ownership & month end balance sheets for YTD 2013
9	General Ledger for 2011, 2012 & YTD 2013
10	2013 Monthly Operating Budget with departmental details
11	STAR Reports 12-08, 12-09, 12-10, 12-11, 12-12, and each month of 2013
12	Real and personal property tax bills for 2009, 2010, 2011, 2012 & 2013
13	Copies of any open property tax appeals that have been prepared or filed
14	Most recent Personal Property Schedule filed with assessor
15	Loss runs for all insurance coverages for the past 3 years
16	List of all vehicles including: year, make, model, VIN #, cost new, # of passengers, vehicle use (used by manager, transport, laundry, transport guests, etc.)
17	Copies of all service contracts
18	Copies of all equipment/capital leases
19	Copies of all permits & licenses
20	Copies of all leases
21	Copies of most recent health, fire, building and elevator inspection reports
22	Copies of all environmental reports
23	Copies of all engineering reports
24	Seller’s preliminary title report
25	Survey (as-built), legal description, architectural and engineering plans and specifications, as well as a site plan with zoning specifications
26	Current levels of inventories including F&B, linen, guest supplies and operating supplies
27	Organizational chart showing executive committee members, managers, supervisors, and all personnel in A&G, sales & marketing and engineering departments
28	Employee census listing all employees by corresponding position, salary or wage scale, benefits to which they are entitled, accrued benefits including vacation and any other payments

29

A summary of the health insurance program available to employees, including the scope of benefits offered, the cost of the insurance by employee with a breakdown of both the employer’s contribution and the employee’s contribution, and the claims experience for the last three years.

30	A summary of workers’ compensation insurance coverage as well as a summary of claims experience for each of the last three years.
31	Most recent group bookings pace report
32

Detailed list of advanced reservations and bookings, including name of party, deposit received, rate guaranteed, dates, status, and other pertinent information.  Include copies of all contracts relative to future definite group bookings and corporate and locally negotiated rates.

33	Capital expenditures for the period of ownership to date
34	2013 Capital Expenditures Budget
35	Copy of change of ownership PIP
36	Copies of the 2012 and 2013 Marketing Plans
37	Market segmentation reports for 2011, 2012 and YTD 2013
38	List of top 10 customers based on room nights or revenue for 2011, 2012 and YTD 2013
39	Brand contribution reports for 2011, 2012 & YTD 2013
40	Copy of two most recent Quality Assurance reports
41	YE 2011, YE 2012 and most recent 2013 guest satisfaction reports
42	Any and all Hi-Resolution Photos of the property
43	Vendor List
Initial 3-05 Audit Materials
50	Ownership organizational chart
51	Audited financial statements related to Seller’s period of ownership
52	Purchase and sale documents related to Seller’s acquisition of the Property, including PSA and closing statement
53	FAS 141R/ASC 805 Purchase Price Allocation related to Seller’s acquisition of the Property
54	Opening journal entry for Seller’s acquisition of the Property
55	Appraisal related to Seller’s acquisition of the property
56	Fixed asset roll-forward from the date of Seller’s acquisition of the Property through December 31, 2012
57	Confirmation that original sale (Seller’s acquisition of the Property) was not between related parties/affiliates/siblings/immediate family/etc.
58	Operating agreement or partnership agreement of the Seller

59	INTENIONALLY OMITTED.
60	Other material or significant contracts/agreements
61	12/31/12 balance sheet that reflects all assets and liabilities - i.e., either a consolidated balance sheet that covers both the lessor and lessee or a balance sheet for each entity.
62

12/31/12 income statement for the full year of 2012. same as above, either a consolidated income statement or income statement for each entity, that covers all below the line expenses such as interest, D&A, etc.

NOI Review Materials
63	Latest available balance sheet and detail relating to deferred revenue and expenses
64	Latest available aged receivables report - City and Guest Ledger
65	Depository bank statements for the latest twelve month period available reconciled to the general ledger
66	The monthly state Property and occupancy tax report for each of the latest twelve-month period
67	Copies of monthly invoices, or other supporting documentation from Franchisor, detailing revenues for the latest twelve-month period
68	List of all non-recurring, non-operating or extraordinary expense items over $10,000 for 2011, 2012 and YTD 2013
69

If prepared by ADP (or another payroll processing firm), provide the quarterly federal and state payroll tax returns for 2012 and YTD 2013, or reconcile the ADP (or another payroll processing firm) reports to the general ledger for the same periods

70	Provide detail relating to intercompany and affiliate transactions for 2012 and YTD 2013
71	Provide a list of expenses reimbursed to the owner/manager for 2012 and YTD 2013
72	Provide the latest available bank statement for restricted cash
73	Breakdown of insurance premiums by coverage type for 2011, 2012 and YTD 2013

EXHIBIT V-1